UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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STANCORP FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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March 24, 2014

Fellow Shareholder:

On behalf of the Board of Directors, management and employees, it is my pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of StanCorp Financial Group, Inc. The meeting will take place on Monday, May 12, 2014 at 11:00 a.m. Pacific Time at the Hilton Portland Executive Tower, located at 545 SW Taylor Street in Portland, Oregon. Information regarding the location and the business to be conducted at the meeting is contained in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

We are pleased with our 2013 financial performance. In 2013, we saw strong earnings growth in Employee Benefits and record earnings in Individual Disability and Asset Management. In addition, we returned more than $130 million of capital to shareholders through dividends and share repurchases. During the meeting we’ll present a brief report on the results for 2013.

Stanley R. Fallis and Michael G. Thorne will be retiring from our Board of Directors. We are grateful to them for their many contributions during 30 combined years of service to the Company.

In November 2013, Kevin M. Murai was appointed to the Board of Directors. In January 2014, Timothy A. Holt was appointed to the Board of Directors. Mr. Murai’s proven leadership capabilities as the chief executive of a publicly-traded company and global business experience, and Mr. Holt’s many years of leadership experience in financial services and investment management, will make them valuable contributors to our Company and our Board of Directors.

We hope that you will attend the meeting, but whether or not you are planning to attend, please vote your proxy via one of the methods available so that your shares can be represented at the Annual Meeting of Shareholders.

Sincerely,

J. Greg Ness

Chairman, President and Chief Executive Officer

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

Notice of Annual Meeting of Shareholders

Date:	May 12, 2014

Time:	11:00 a.m.

Place:	Hilton Portland Executive Tower

545 SW Taylor Street, Portland, OR 97204

Items of Business:

1.	Elect three Class III Directors and two Class I Directors;

2.	Ratify the appointment of Deloitte & Touche USA LLP as our independent registered public accounting firm for 2014;

3.	Amend the Articles of Incorporation to declassify the Board of Directors;

4.	Advisory approval of executive compensation; and

5.	Consider any other business properly brought before the Annual Meeting.

Record Date: March 7, 2014. Only StanCorp shareholders of record at the close of business on that date may vote at the meeting.

Proxy Voting: On March 24, 2014 the Company mailed to shareholders a “Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Monday, May 12, 2014,” containing instructions on how to access the Company’s 2014 Proxy Statement and 2013 Form 10-K.

The Proxy Statement and the 2013 Form 10-K are available at http://www.envisionreports.com/sfg.

There are four different ways to vote your shares:

By Internet:	You may submit a proxy or voting instructions over the Internet by following the instructions at http://www.envisionreports.com/sfg.

By Telephone:	You may submit a proxy or voting instructions by calling (800) 652-VOTE (8683) and following the instructions.

By Mail:	If you received your proxy materials via U.S. mail, you may complete, sign and return the accompanying proxy and voting instructions card in the postage-paid envelope provided.

In Person:

If you are a shareholder as of the record date, you may vote in person at the meeting. If you attend the meeting and intend to vote in person, please notify the Company’s personnel of your intent as you sign in for the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Holley Y. Franklin Corporate Secretary

March 24, 2014

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

PROXY STATEMENT

GENERAL INFORMATION

The Company’s shares of common stock trade on the New York Stock Exchange Euronext (“NYSE Euronext”) under the ticker symbol “SFG.” The Company has only one outstanding class of common stock that is eligible to vote. As of March 7, 2014 (the “Record Date”), the Company had                  outstanding shares of common stock.

On behalf of the Board of Directors (the “Board”), the Company is soliciting your proxy for use at the 2014 Annual Meeting of Shareholders (“2014 Annual Meeting”) and at any adjournment of the meeting.

Voting Rights

Each share of the Company’s common stock is entitled to one vote on each proposal and with respect to each Director position to be filled. There is no cumulative voting. To be eligible to vote on matters coming before the 2014 Annual Meeting, you must own a share of the Company’s common stock on the Record Date. The Board has set the Record Date as the close of business on the Record Date. Your ability to vote by telephone or by the Internet will close at 11:59 p.m. Eastern time on May 11, 2014. If you choose to vote by mail, the Company must receive your proxy card prior to the 2014 Annual Meeting.

Voting by Proxy

The Company is soliciting a proxy from you on behalf of its Board. The proxy holder(s), the person(s) designated in the proxy to cast your vote, also known as “proxies,” will vote your shares according to your instructions. If you return your proxy signed, but without directions, the proxy holders will vote your shares in accordance with the recommendations of the Board with regard to Items 1, 2, 3, and 4. If other matters come before the 2014 Annual Meeting that require a shareholder vote, the proxy holders will vote your shares in accordance with the recommendation of the Board.

You have the right to revoke your proxy at any time up to the time your shares are voted. You have three ways to revoke your proxy. First, you may do so in writing. Please send your revocation to the Company’s Corporate Secretary, P12B, StanCorp Financial Group, Inc., P. O. Box 711, Portland, OR 97207. Your written revocation must be received by May 11, 2014. Second, you can cast another valid proxy in writing, by telephone or over the Internet. Your vote will be cast in accordance with the latest valid proxy the Company has received from you. Third, you can revoke your proxy by voting in person at the 2014 Annual Meeting. If you choose to vote in person, please let the Company’s personnel know that you are revoking a previously given proxy and are now voting in person.

Votes Required

Pursuant to Oregon law, the Company’s Articles of Incorporation and Bylaws, the election of nominees to the Board at the 2014 Annual Meeting requires a quorum. After achieving a quorum, the nominees receiving more votes “for” election than “against” election will be elected. Pursuant to the Company’s

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	1

Articles of Incorporation, for Proposal 3 to pass at the 2014 Annual Meeting, at least 70 percent of the outstanding shares of common stock must be voted in favor of Proposal 3. Abstentions and broker non-votes have the same effect as “no” votes on Proposal 3. For any other proposal to pass at the 2014 Annual Meeting, the meeting must have a quorum and the proposal must receive more votes in its favor than were cast against it. Broker non-votes and abstentions will be treated as if the shares were present at the 2014 Annual Meeting, but not voting.

Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. The Company’s Directors, officers or employees may solicit proxies on its behalf in person or by telephone, facsimile or other electronic means. The Company has also engaged the firm of Georgeson Inc. to assist in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson Inc. a fee of $6,000 plus expenses for their services.

In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the NYSE Euronext, the Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of StanCorp common stock.

MATTERS TO BE VOTED ON

Proposal 1 - Election of Directors

The Company’s business, property and affairs are managed under the direction of the Board. The Board is currently comprised of 12 Directors divided into three classes. Each of these classes serves a three-year term in office. At the 2014 Annual Meeting, shareholders will be requested to elect three Class III Directors for a three-year term. Class III currently consists of three Directors, all of whom have agreed to stand for re-election. Shareholders will also be requested to elect Timothy A. Holt and Kevin M. Murai as Class I Directors. One Class I Director, Stanley R. Fallis, and one Class II Director, Michael G. Thorne, will be retiring, having reached mandatory retirement age at the 2013 Annual Meeting and after agreeing to serve one additional year at the request of the Board. The Board has decided to reduce the number of Directors to ten effective at the 2014 Annual Meeting.

On the recommendation of the Nominating & Corporate Governance Committee, the Board is nominating the following five Directors for re-election. If any nominee should become unable to serve, the proxy holder will vote for the person or persons the Board recommends, if any.

Board of Director Nominees

Name	Age	Director Since	Experience	Independent (yes/no)

Frederick W. Buckman	67	1996	President Frederick Buckman Inc., Chairman & CEO Powerlink Transmission Company	yes

Timothy A. Holt	60	2014	Former Chief Investment Officer, Aetna, Inc.	yes

Kevin M. Murai	50	2013	President & CEO SYNNEX Corporation	yes

J. Greg Ness	56	2009	Chairman, President & CEO StanCorp Financial Group, Inc.	no

Mary F. Sammons	67	2008	Former Chairman, President & CEO Rite Aid Corporation	yes

2	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Kevin M. Murai was first appointed as a Director by the Board on November 12, 2013 and is a nominee for election as a Class I Director at the 2014 Annual Meeting. Mr. Murai was recommended as a candidate by a third-party director search firm retained by the Nominating & Corporate Governance Committee, and was chosen by the Board from among the pool of eligible candidates based on his proven leadership capabilities and global business experience.

Timothy A. Holt was first appointed as a Director by the Board on January 28, 2014 and is a nominee for election as a Class I Director at the 2014 Annual Meeting. Mr. Holt was recommended as a candidate by a third-party director search firm retained by the Nominating & Corporate Governance Committee, and was chosen by the Board from among a pool of eligible candidates based on his demonstrated leadership and expertise in financial services and investment management.

Votes may not be cast for a greater number of Director nominees than five.

Board members of the Company also serve on the Board of the Company’s principal subsidiary, Standard Insurance Company. The Company’s Directors serve on the same board committees of Standard Insurance Company as they do for StanCorp.

The Company’s Articles of Incorporation include a majority vote standard for uncontested elections under which shareholders may vote “for” or “against”, or abstain with respect to each nominee, and a nominee will be elected only if shares voted “for” exceed shares voted “against.” Under Oregon law, an incumbent Director nominee who is not re-elected continues to serve on the Board until his or her successor is elected and qualified. The Company’s Corporate Governance Guidelines provide that any nominee for Director as to whom a majority of the shares are voted “against” his or her election shall promptly tender his or her resignation to the Chair of the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Directors in Classes

Set forth below is information about each nominee and continuing Director as of December 31, 2013.

Name	Age	Director Since(1)	Position Held	Term Expires
Class I
Virginia L. Anderson	66	1989	Director	2015
Timothy A. Holt	60	2014	Director	(2)
Kevin M. Murai	50	2013	Director	(2)
Eric E. Parsons	65	2002	Director	2015

Class II
Debora D. Horvath	58	2012	Director	2016
Duane C. McDougall	61	2009	Director	2016
E. Kay Stepp	68	1997	Lead Independent Director	2016

Class III
Frederick W. Buckman	67	1996	Director	2014
J. Greg Ness	56	2009	Chairman	2014
Mary F. Sammons	67	2008	Director	2014

(1)	Directors elected prior to 1999 served on the Board of Standard Insurance Company, and became Directors of StanCorp Financial Group, Inc. during the reorganization in 1999.

(2)	Mr. Holt and Mr. Murai were appointed by the Board between the 2013 and 2014 Annual Meetings. They are nominees for election as Class I Directors at the 2014 Annual Meeting.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	3

Business History, Qualifications, Skills and Expertise of Nominees for Election

Below are brief biographies for each of the five Director nominees. Following each Director’s biography is a description of the Director’s key qualifications, skills and experience that are important in light of StanCorp’s business and structure.

Frederick W. Buckman.    Mr. Buckman has been Chairman and Chief Executive Officer of Powerlink Transmission Company, a facilitator of independent power transmission infrastructure development, since June 2012. From March 2009 through August 2010, Mr. Buckman was President of the Power Group, a division of The Shaw Group Inc., a provider of engineering, design, construction, and maintenance services to government and private-sector clients in the energy, environmental, infrastructure, and emergency response markets. From 2007 to 2009, Mr. Buckman was Managing Partner, Utilities, of Brookfield Asset Management, a global asset manager focused on property, power and other infrastructure assets. From 1999 to 2006, Mr. Buckman served as Chairman of Trans-Elect, Inc. an independent company engaged in the ownership and management of electric transmission systems. Mr. Buckman is also President of Frederick Buckman, Inc., a consulting firm located in Vancouver, Washington. From 1994 to 1998 Mr. Buckman served as President, Chief Executive Officer and director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman brings his extensive history as a business leader to the Board, and his demonstrated management ability at senior levels allows him to provide critical insight into the operational aspects of the Company.

Timothy A. Holt.    Mr. Holt retired from Aetna, Inc., a diversified health care benefits company, in 2008, after 30 years of service. Mr. Holt served as Chief Investment Officer from 1997 to 2008. Prior to being named Chief Investment Officer, Mr. Holt held various senior management positions with Aetna. Mr. Holt is on the board of directors of Virtus Investment Partners, Inc., where he has served since 2009, and is currently Chairman of the Risk and Finance Committee and a member of the Audit Committee. Mr. Holt is also on the board of directors of MGIC Investment Corporation, where he has served since 2012, and is on the Audit Committee and the Securities Investment Committee. Mr. Holt brings years of senior leadership experience and expertise in financial services and investment management to the Board, which make him a valuable contributor.

Kevin M. Murai.    Mr. Murai is President and Chief Executive Officer and Director of SYNNEX Corporation and has served in this capacity since 2008. Prior to SYNNEX, Mr. Murai was employed for 19 years at Ingram Micro Inc., most recently as President, Chief Operating Officer and a member of the board of directors. During his nineteen-year tenure at Ingram Micro, Mr. Murai served in several executive management positions. Currently, he serves on the board of directors for the Global Technology Distribution Council, and also serves on the Dean’s Advisory Council of the University of Waterloo. As the chief executive of a large publicly-traded company with global operations Mr. Murai’s proven leadership abilities and significant business experience make him a valuable contributor to the Board.

J. Greg Ness.    Mr. Ness is Chairman, President and Chief Executive Officer of StanCorp and the Company’s principal subsidiary, Standard Insurance Company, and has served in this capacity since December 2011. From July 2009 through November 2011 he served as President and Chief Executive Officer. He previously served as President and Chief Operating Officer beginning in September, 2008. Prior to his appointment as President, Mr. Ness served in a variety of positions since 1979, including Senior Vice President of Insurance Services, Senior Vice President of Investments, President of StanCorp Mortgage Investors, LLC and StanCorp Investment Advisers, Vice President and Corporate Secretary, and Vice President of retirement plans sales and marketing. Mr. Ness’s long history of service to the Company in many different capacities gives him a depth and breadth of experience that is an essential component of the leadership profile that the Board seeks in its membership and needed for service as Chairman of the Board.

4	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Mary F. Sammons.    Ms. Sammons was Chairman of the board of Rite Aid Corporation until June 2012 and served on the board of directors of Rite Aid from 1999 until June 2013. From 2003 until June 2010, Ms. Sammons served as the Chief Executive Officer of Rite Aid and from December 1999 to September 2008, Ms. Sammons also served as President of Rite Aid Corporation. From January 1998 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., and from 1980 to 1998, she held a number of senior level positions with Fred Meyer. She is a director of Magellan Health Services, a specialty health care manager. Ms. Sammons brings a unique perspective to the Board through her extensive retail, marketing and operational experience. Her extensive CEO and senior executive experience brings valuable insight into Company financial operations and business issues facing the Company.

Business History, Experience, Skills and Qualifications of Continuing Directors

Virginia L. Anderson.    Ms. Anderson is currently a Principal of VLA Consulting, a sole proprietorship. From May 2007 through November 2008, Ms. Anderson was President of the Safeco Insurance Foundation, a private charitable foundation established by Safeco Insurance in Seattle, Washington. From 1988 to April 2006, Ms. Anderson was the director of the Seattle Center, a 74-acre, 31-facility urban civic center, located in Seattle, Washington. Previously, Ms. Anderson spent ten years at Cornerstone Development Company, a Seattle real estate and property management firm, where she served as senior vice president of several key divisions. She has served on multiple corporate and civic boards, including Washington Energy Company, U.S. Bank of Washington, and the University of Washington Foundation. She currently serves as Chair of the Board of Trustees for Cornish College of the Arts. Ms. Anderson’s many years of experience as director of the Seattle Center, her real estate and property management experience, service on other company boards and her civic contributions make her a valued contributor to the Board and a prime example of the Board’s goal of retaining members with a breadth of business experience.

Debora D. Horvath.    Ms. Horvath is the Principal of Horvath Consulting LLC, which she founded in 2010. From 2008 to 2010, Ms. Horvath was Executive Vice President for JP Morgan Chase & Co. From 2004 to 2008, Ms. Horvath was Executive Vice President and Chief Information Officer for Washington Mutual, Inc. Ms. Horvath, a 25-year veteran from GE, also served 12 years as Senior Vice President and Chief Information Officer for the GE Insurance businesses. Ms. Horvath was a director of the Federal Home Loan Bank of Seattle until November 2013. Ms. Horvath’s leadership of a global information technology organization and robust experience in information technology leadership positions, as well as financial services and insurance industry expertise, make her an excellent fit to round out the skills the Board is seeking in order to maximize its oversight role.

Duane C. McDougall.    Mr. McDougall served as Chairman and Chief Executive Officer of Boise Cascade, LLC, a privately held manufacturer of wood products from December 2008 to August 2009. He was President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, Mr. McDougall served as Chief Accounting Officer and in other operating and finance positions during his 23-year tenure with Willamette Industries, Inc. He serves as Chairman of the board of Boise Cascade LLC, and is the lead independent director and audit committee chair of The Greenbrier Companies, Inc., where he has served as a director since 2003. Mr. McDougall also served as a director of West Coast Bancorp until 2011 and as a director of Cascade Corporation until it was sold to a third party in the spring of 2013. Mr. McDougall’s many years of experience as CEO and other executive leadership positions with Willamette Industries, Inc., along with his strong financial expertise, human resource and government expertise, and service on other public company boards of directors make him an excellent fit for the Board.

Eric E. Parsons.    Mr. Parsons was Chairman of the Board of StanCorp from May 2004 through November 2011 and was Chief Executive Officer of StanCorp and the Company’s principal subsidiary,

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	5

Standard Insurance Company, from January 2003 through June 2009. From May 2002 to September 2008, Mr. Parsons also served as President of both entities. Prior to his appointment as President and Chief Executive Officer, Mr. Parsons was President and Chief Operating Officer of StanCorp and Standard Insurance Company in 2002. Prior to May 2002, he served as Chief Financial Officer and previously held management positions in finance, investments, mortgage loans and real estate. Mr. Parsons’ long history as an executive in various divisions of the Company and as President and Chief Executive Officer of Standard Insurance Company provide the in-depth knowledge of the Company’s operations and the depth of experience needed for service as a Director.

E. Kay Stepp.    Ms. Stepp is the Board’s independent Lead Director. From 1994 to 2002, Ms. Stepp was Principal and Owner of Executive Solutions, a management consulting firm in Portland, Oregon. From 1989 to 1992, Ms. Stepp was President and Chief Operating Officer of Portland General Electric (“PGE”), a Portland, Oregon utility company. From 1978 to 1989, Ms. Stepp held various executive positions at PGE. From 2002 through 2009, Ms. Stepp served as Chair of the corporate board of Providence Health & Services. She is a director of Franklin Covey Co., where she has served since 1997, and currently serves as Chair of the Organization & Compensation Committee. Ms. Stepp is a former director of Planar Systems, Inc. and of the Federal Reserve Bank of San Francisco. Ms. Stepp brings a breadth of executive and governance experience to the Board. Her past executive leadership roles in human resources, marketing, information technology and operations; her work as an executive coach to senior executives; and her service on diverse public and private company boards in the financial, retail, technology, manufacturing, services and consulting sectors make her an excellent member of the Board.

Proposal 2 - Ratify the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche USA LLP (“Deloitte & Touche”) as independent auditors for the year 2014. Although not required, the Board is requesting ratification by the Company’s shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

The Company has been advised that representatives of Deloitte & Touche will be present at the 2014 Annual Meeting. They will be afforded the opportunity to make a statement and to respond to appropriate questions.

The aggregate fees billed by Deloitte & Touche for professional services rendered for the years 2013 and 2012 were as follows:

	2013	2012
Audit Fees	$1,930,456	$2,317,200
Audit-Related Fees	463,014	599,487
Tax Fees	—	40,000
All Other Fees	237,543	27,200

Total	$2,631,013	$2,983,887

Audit fees were paid for audits of the financial statements and internal controls of the Company and its subsidiaries, and review of its quarterly financial statements. Audit-related fees were paid for an audit of the Company’s employee benefit plans, reports on Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”) of certain Company divisions and services rendered for other miscellaneous regulatory filings with the Securities and Exchange Commission. Tax fees include assistance with tax return preparation, tax planning, and other tax related services. All other fees include services provided in connection with participating in studies, surveys, and other subscriptions, which took place in 2013.

6	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

The Audit Committee has established a policy under which all services performed by the independent auditors must be approved in advance by the Audit Committee or, if such pre-approval of a particular activity is not feasible, by the Chair of the Audit Committee.

Proposal 3 - Amend the Articles of Incorporation to Declassify the Board of Directors

The Company’s Articles of Incorporation currently divide the Board of Directors into three classes of Directors serving staggered three-year terms. The Board has adopted, and recommends that shareholders approve, an amendment to the Company’s Articles of Incorporation to provide for the declassification of the Board over a three-year period beginning in 2015. The proposed amendment revises Article 3.A of the Company’s Articles of Incorporation to read as follows:

“A. The number of directors of the Corporation shall be not less than nine (9) nor more than twenty-one (21), and within such limits the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. Until the annual meeting of shareholders held in 2015, the directors shall be divided into three classes, as nearly equal in number as possible, with directors in each class elected to serve three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year. At the annual meeting of shareholders held in 2015 and in each year thereafter, directors elected to succeed those directors whose terms expire shall be elected to serve one-year terms and until their successors are elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

Reasons for the Proposed Amendment

Upon the recommendation of the Nominating & Corporate Governance Committee, the Board has determined that it is appropriate to propose declassification over a three-year period beginning in 2015. The Board believes that the existing classified structure provides many important benefits, including continuity and stability of leadership, enhanced independence of non-management directors, and time and leverage to explore alternatives and negotiate for enhanced shareholder value in the event of hostile change-in-control attempts. However, the Board acknowledges growing investor sentiment in favor of annual elections and believes the Board would continue to be effective in protecting shareholder interests under an annual election system. The Board recognizes that many investors believe that the election of Directors is the primary means for shareholders to influence corporate governance policies and hold management accountable for implementing those policies. After balancing these interests, the Board has decided to recommend the phased elimination of its classified structure.

Impact of the Proposed Amendment

If the proposed amendment is approved by the shareholders, it will become effective upon the filing of Articles of Amendment to the Company’s Articles of Incorporation with the Oregon Corporation Division. The Company would make this filing promptly after approval of the proposal at the 2014 Annual Meeting. Then, beginning at the 2015 Annual Meeting, Directors would be elected for one-year terms expiring at the following year’s annual meeting. However, the proposed amendment would not shorten the terms of previously elected directors. Accordingly, directors who were elected prior to the 2015 Annual Meeting would continue to hold office until the end of the terms for which they were elected and until their successors are elected and qualified. Thus, Directors elected at the 2013 Annual Meeting would continue to have terms that expire at the 2016 Annual Meeting and Class III Directors elected under Item 1 at this 2014 Annual Meeting would have terms that expire at the 2017 Annual Meeting. The phase-in process would therefore be complete at the 2017 Annual Meeting with the entire Board standing for re-election to a one-year term at that meeting and at each annual meeting

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	7

thereafter. If there is a vacancy in the Board after the 2014 Annual Meeting, whether because the number of directors is increased or otherwise, any director elected to fill such vacancy would hold office for a term expiring at the next annual meeting.

If the proposed amendment to the Articles of Incorporation is approved by the shareholders, the Board intends to make conforming amendments to the Company’s Bylaws to make them consistent. If the proposed amendment is not approved, the Articles of Incorporation will remain unchanged and the Board will remain classified.

Proposal 4 - Advisory Approval of Executive Compensation

This Proxy Statement includes extensive disclosure regarding the compensation of the Company’s Named Executive Officers (“NEOs”) under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires the Company to submit to its shareholders a nonbinding advisory resolution to approve the compensation of the NEOs disclosed in this Proxy Statement. Accordingly, the Board has approved the submission of the following resolution to the shareholders for approval at the 2014 Annual Meeting:

“RESOLVED, that the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders, is approved.”

This proposal gives you as a shareholder the opportunity to endorse or not endorse the Company’s executive compensation program by voting for or against the above resolution. As discussed under “Compensation Discussion and Analysis” below, the Company’s executive compensation program has been carefully designed and implemented to attract, retain and motivate high quality executives, and to reward them appropriately for achievement of short and long term business objectives. Accordingly, the Board recommends that you vote “for” the above resolution.

Because the shareholder vote on the above resolution is advisory, it will not be binding on the Company, the Board or the Organization & Compensation Committee. The Company intends to carefully consider the results of the shareholder vote on this proposal, but will have no obligation to make any changes to its executive compensation program in response to a negative vote.

Voting Recommendations

	Matter to be Voted On	Board Recommendation
Proposal 1	Election of Directors	FOR ALL
Proposal 2	Ratify the Appointment of the Independent Registered Public Accounting Firm	FOR
Proposal 3	Amend the Articles of Incorporation to Declassify the Board of Directors	FOR
Proposal 4	Advisory Approval of Executive Compensation	FOR

8	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

OTHER INFORMATION

Corporate Governance

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines (the “Guidelines”), which are available publicly at www.stancorpfinancial.com or upon written request of the Company’s Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207, set forth the principles by which the Board manages the affairs of the Company. Among other principles, the Guidelines specify Director qualifications and independence standards, new Director selection practices, responsibilities of Board members, compensation and the annual Board performance evaluation process. The Nominating & Corporate Governance Committee reviews the Guidelines on at least an annual basis.

Director Independence

The Board is comprised of a majority of Directors who qualify as independent under the NYSE Euronext listing standards. The Board reviews annually any relationship that each Director has with the Company (either directly, or as a partner, shareholder, officer or an employee of an organization with which the Company does business or makes charitable contributions). The Board’s review includes a qualitative and quantitative assessment of any relationships from the perspective of both the Director and the Company. Following such annual review, only those Directors whom the Board affirmatively determines have no material relationship with the Company are considered independent.

Under NYSE Euronext standards, each current Director is independent except for Chairman, President and Chief Executive Officer, J. Greg Ness.

Board Leadership

The Board places emphasis on independent Board leadership and has had a Lead Independent Director (“Lead Director”) since 2003. E. Kay Stepp was appointed as the Lead Director in May 2011. The Lead Director provides leadership and counsel to the independent Directors with an emphasis on the appropriate roles and responsibilities of the independent Directors. She enhances the effective functioning of the independent Directors by facilitating communications and collaboration between and among them. In conjunction with the Chairman of the Board, she provides leadership to the Board in reviewing and deciding upon matters that exert major influence on the manner in which the corporation’s business is conducted. She acts in a general advisory capacity to the Board in all matters concerning Board governance, activities, operations and performance, and performs such duties as may be conferred by law or assigned by the Board.

The Board believes that the optimal leadership structure for the Board and the Company is to combine the Chairman and Chief Executive Officer role. The Chief Executive Officer maintains primary management responsibility for the Company’s day-to-day operations and his experience and qualifications enable him to fulfill the responsibilities of Chairman of the Board.

J. Greg Ness is Chairman of the Board and presides at regular and special meetings of the Board, other than Executive Sessions. In conjunction with the Lead Independent Director, he provides leadership to the Board in reviewing and deciding upon matters which exert major influence on the manner in which the Company’s business is conducted and he performs such duties as may be conferred by law or assigned by the Board.

Board Risk Oversight

The Board implements its risk oversight role by receiving and analyzing reports from management at each regular meeting on a wide variety of matters that may impact the Company’s assessment or

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	9

acceptance of risk. The full Board or a committee of the Board receives these reports from the member of management with direct authority over the relevant matter or risk mitigation strategy. When a committee receives such reports, the committee chair reports on the substance of the matter and the committee’s analysis of management’s report to the full Board. Matters regularly reported on to the Board or a committee thereof include financial reporting, capital structure, legal matters, internal controls, compensation practices, incentives, and business operations.

The assumption of risk is inherent in many of the Company’s businesses, and management dedicates substantial time and resources to ensuring appropriate processes and controls exist for those businesses. Management is primarily responsible for assessing business risks and for implementing appropriate controls over risk and financial reporting.

In tandem with other committees of the Board, the Audit Committee oversees management’s effectiveness in assessing and controlling risk. This responsibility is documented in the Audit Committee’s charter, which is available at www.stancorpfinancial.com. The Audit Committee is also responsible for providing independent review and oversight of the Company’s financial reporting process and internal controls, and assisting the full Board in overseeing the integrity of the Company’s financial statements. The Audit Committee receives reports at each regular meeting from management, including the Vice President of Internal Audit and the Vice President and Corporate Actuary. The Audit Committee reports on its findings to the full Board at each regularly scheduled meeting.

The Nominating & Corporate Governance Committee is responsible for overseeing the Company’s ethics and compliance program and advising the Company on corporate governance practices in light of public company standards and legal and regulatory considerations. This Nominating & Corporate Governance Committee also has responsibility for overseeing Chief Executive Officer succession planning. These are important components in the Company’s overall efforts to reduce risks associated with conducting business.

The Organization & Compensation Committee (the “O & C Committee”) is charged with overseeing and approving executive compensation, and routinely reviews the executive compensation program to ensure that incentives do not present inappropriate risk and are aligned with shareholder interests. In particular, the O & C Committee pays considerable attention each year to balancing short and long-term compensation and incentives in a manner that encourages achievement of the Company’s publicly-stated long-term goals as an organization.

Board of Directors and Committee Meetings, Membership, Attendance, Independence and Other Board Matters

Charters for the Audit, Nominating & Corporate Governance and Organization & Compensation Committees are available on the Company’s investor relations website, www.stancorpfinancial.com. Printed copies of these documents are available upon request of the Company’s Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207.

The full Board held nine meetings during 2013. From time to time, the Board or its committees act by unanimous written consent when it is impractical for them to meet.

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The following table shows the membership, summary of responsibilities and number of meetings in 2013 for each of the committees:

Committee	2013-2014 Membership*	Primary Responsibilities	Total number of meetings

Audit	Mary F. Sammons, Chair Frederick W. Buckman Stanley R. Fallis Debora D. Horvath Duane C. McDougall E. Kay Stepp	• provide independent review and oversight of the Company’s accounting and financial reporting processes and internal controls • oversee the independent registered public accountant’s appointment, compensation, qualifications, independence and performance • assist Board oversight of the integrity of the Company’s financial statements, assessment and management of Company risks, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal auditors	9

Nominating & Corporate Governance	E. Kay Stepp, Chair Virginia L. Anderson Debora D. Horvath Mary F. Sammons Michael G. Thorne	• review the organization and structure of the Board • review the qualifications of and recommend candidates for the Board and its committees • oversee CEO succession planning • lead the Board and its committees in its annual performance evaluation • oversee the ethics and compliance programs • review Board compensation	4

Organization & Compensation	Frederick W. Buckman, Chair Virginia L. Anderson Stanley R. Fallis Duane C. McDougall Michael G. Thorne	• monitor CEO performance • review executive compensation and recommend changes, as appropriate • review certain organizational changes recommended by the CEO • oversee senior executive succession planning • oversee stock incentive and stock purchase plans	5

*Committee	appointments are made annually in conjunction with the May Annual Meeting of Shareholders.

The Board has determined that Stanley R. Fallis and Duane C. McDougall meet the qualifications of and have been designated as the Audit Committee Financial Experts in accordance with the requirements of applicable SEC rules. The Board also has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under applicable NYSE Euronext and SEC rules. For additional information concerning the Audit Committee’s responsibilities, see the Report of the Audit Committee below.

Executive Sessions

Executive Sessions of the Board are held at each regular meeting. Executive Sessions are chaired by the Lead Independent Director and take place without the presence of the Chief Executive Officer or other officers.

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Attendance

Each Director attended greater than 92 percent of the aggregate number of Board meetings and meetings of committees of which he or she was a member. The Guidelines require attendance at each Annual Meeting of Shareholders. Each Director in office on the date of the May 2013 Annual Meeting of Shareholders attended the Meeting.

Transactions with Related Parties

The Nominating & Corporate Governance Committee also oversees the Company’s policies governing conflicts of interest and transactions with related parties. Directors and Executive Officers are required to disclose any related party transactions, as well as any actual or apparent conflicts of interest. The Company’s legal staff first reviews all such disclosures, and also reviews annually all other external affiliations and relationships of each Executive Officer and Director.

The Company’s Related Party Transactions Policy requires approval or ratification by the Nominating & Corporate Governance Committee of any transaction exceeding $120,000 in which the Company is a participant and any related party has a material interest. Related parties include the Company’s Executive Officers, Directors and their immediate family members.

This policy requires that if a related party transaction is identified, the Nominating & Corporate Governance Committee will review all of the relevant facts and circumstances and approve the transaction only if the transaction is found to be in, or not inconsistent with, the best interests of the Company and its shareholders. If advance approval of a transaction is not feasible, the transaction is considered for ratification at the Nominating & Corporate Governance Committee’s next regularly scheduled meeting. No Director or Executive Officer participates in any discussion or approval of related party transactions for which he or she is a related party. The policy generally does not require review of transactions for which disclosure is not required under SEC rules.

Communications with the Board

The Board welcomes communications from shareholders and other interested parties. Shareholders and interested parties may contact the Board by writing to:

Lead Independent Director

c/o Corporate Secretary, P12B

StanCorp Financial Group, Inc.

PO Box 711

Portland, Oregon 97207

All shareholder communications and interested party concerns will be reviewed by the Lead Independent Director.

Director Nominations

StanCorp endeavors to maintain a Board representing a diverse spectrum of expertise, background, perspective and experience. In addition, a candidate for service on the Board of the Company should possess the following qualities:

A.	Sound judgment, good reputation and integrity, and should be a person of influence who is recognized as a leader in his/her community.

B.	A keen sense of the responsibilities of directorship and the ability to take a long-term, strategic view.

12	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

C.

The willingness and availability to attend at least 75 percent of all Board and committee meetings and to study background material in advance, and to otherwise fully perform all of the responsibilities associated with serving as a Director of the Company.

D.

An understanding of conflicts of interest and the willingness to disclose any real or potential conflict that would prevent or influence his/her acting as a Director in trust for shareholders of the Company.

E.

Be or become a shareholder of the Company. The candidate should have a positive conviction concerning the businesses of the Company, and be committed to serving the long-term interests of the Company’s shareholders.

F.

Be currently or formerly actively engaged in business, professional, educational or governmental work. Successful experience leading large organizations is preferred, as is ability, skills or experience in some or all of the following areas:

i)	Expertise in financial accounting and corporate finance.

ii)	An understanding of management trends in general.

iii)	Knowledge of the Company’s industry.

iv)	Leadership skills in motivating high-performance talent.

v)	The ability to provide strategic insight and vision.

G.

The willingness at all times to express ideas about matters under consideration at Board meetings. The candidate should have the ability to dissent without creating adversarial relations among Board members or management.

H.	The ability to meet any requirement of the Oregon Business Corporation Act and, to the extent applicable, of the Oregon Insurance Code.

I.	A reputation and a history of positions or affiliations befitting a director of a large publicly held company.

In conjunction with the Board’s annual self-assessment process, individual Director evaluations are also conducted. With this information, the Board is able to consider the adequacy of the Board’s composition, including the number of directors as well as the skills, experience, expertise and other characteristics represented by the directors individually and collectively. Based upon this process, the Board will determine whether the Company should add one or more additional directors. If such a determination is made, the Board will develop a pool of nominees to be considered for each additional position.

Candidate Recommendations and Identification Process

Director or Executive Officer Recommends a Potential Candidate.    If a Director or Executive Officer of the Company wishes to recommend a particular candidate for the Board, he or she will provide the Company with the name of the candidate as well as a brief description of the candidate’s current status, relevant experience and qualifications, contact information, and any other pertinent and available information. This information should be communicated in writing or verbally to the Nominating & Corporate Governance Committee Chair.

The Nominating & Corporate Governance Committee Chair will arrange to discuss the merits of the candidate with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will determine whether to reject or add the individual to the pool of eligible candidates.

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The Director or Executive Officer making the nomination will be kept regularly apprised of any discussions and actions taken with respect to such nominee.

Search Firm.    The Company may elect to retain a search firm to identify potential candidates. The decision to retain a search firm shall be made by the Nominating & Corporate Governance Committee in consultation with the full Board. Any such search firm shall be formally retained by the Company’s Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee also will be responsible for reviewing and approving all fees and expenses charged by the firm.

The Nominating & Corporate Governance Committee Chair will coordinate communications with the search firm, and arrange to discuss the merits of any candidate recommended by the search firm with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

Shareholder Recommends a Potential Candidate.    In accordance with the procedures set forth below, shareholders and other interested parties may propose director candidates for consideration by the Nominating & Corporate Governance Committee. Consistent with the Nominating & Corporate Governance Committee’s procedures for screening all candidates, such nominees are expected to embody the attributes listed above. In reviewing candidates referred by shareholders or other interested parties, the Nominating & Corporate Governance Committee also will give due consideration to any desired skills, experience, expertise or other characteristics as identified by the Board in its annual self-assessment process.

Shareholders and interested parties may recommend director candidates to the Nominating & Corporate Governance Committee by writing the Company’s Corporate Secretary at P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207. Such recommendations will be accepted in the month of June of each year, and should be accompanied by the candidate’s name and information regarding his or her qualifications to serve as a Director of the Company.

Following receipt of such a recommendation, the Nominating & Corporate Governance Committee Chair will coordinate necessary communications with the nominee and nominating shareholder or interested party, and arrange to review the qualifications and discuss the merits of the candidate with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

As set forth below in “Shareholder Nominations and Proposals for 2015,” the Company’s Bylaws also provide shareholders with a separate process by which director candidates can be nominated for election at an Annual Meeting of Shareholders.

Interview and Selection Process.    The Nominating & Corporate Governance Committee, in consultation with the full Board, shall determine whether to interview any individuals in the pool of eligible director candidates.

Following the interview process, the Nominating & Corporate Governance Committee Chair will lead a discussion with the Nominating & Corporate Governance Committee regarding the relative merits and qualifications of the candidates and whether the Company should extend an offer to any such candidate. The Nominating & Corporate Governance Committee will, in turn, develop a recommendation to the full Board in that regard. No offer will be extended to a director candidate unless the candidate has been discussed with the full Board and the full Board has approved making such offer.

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The Nominating & Corporate Governance Committee Chair shall, in the course of regularly scheduled Board meetings, keep the full Board informed of all significant developments in regard to the director interview and selection process. The Nominating & Corporate Governance Committee Chair also shall regularly consult with the Company’s Chief Executive Officer in regard to the need for new directors, the qualifications of director candidates and any recommendations regarding such candidates. Any final decisions in that regard, however, are to be made by the Board in their sole discretion.

Additional Materials Available Online

Shareholders and other interested parties may view the Guidelines, Codes of Business Conduct and Ethics for the Board of Directors, Senior Officers and employees, as well as other documentation concerning the Board and governance structure at www.stancorpfinancial.com. Print copies of these documents are available upon request to Investor Relations, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207.

Report of the Audit Committee

The Audit Committee operates pursuant to a Charter approved by the Company’s Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for providing independent review and oversight of the Company’s accounting and financial reporting processes and internal controls and overseeing the independent auditor’s appointment, compensation, qualifications, independence, and performance. The Audit Committee Charter sets out the responsibilities, authority, and specific duties of the Audit Committee. The Charter specifies, among other things, the purpose and membership requirements of the Audit Committee as well as the relationship of the Audit Committee to the independent accountants, the Internal Audit department, and management of the Company. All members of the Audit Committee are independent as such term is defined by the SEC and in the listing requirements of the New York Stock Exchange Euronext.

Report of the Audit Committee. The Audit Committee reports as follows with respect to the Company’s audited financial statements for the year ended December 31, 2013:

•	The Audit Committee has completed its review and discussion of the Company’s audited financial statements with management;
•

The Audit Committee has discussed with the independent auditors, Deloitte & Touche, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 16. Additionally, the Audit Committee discussed matters related to the conduct of the audit of the Company’s financial statements;

•

The Audit Committee has received the written disclosures and the letter from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence from the Company; and

•

The Audit Committee has, based on its review and discussions with management of the Company’s 2013 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K.

Audit Committee

Mary F. Sammons, Chair	Frederick W. Buckman
Stanley R. Fallis	Debora D. Horvath
Duane C. McDougall	E. Kay Stepp

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	15

Beneficial Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth those persons known to us to be beneficial owners of more than five percent of the Company’s common stock as of December 31, 2013. In furnishing this information, the Company relied on information filed by the beneficial owners with the SEC.

	Common Stock Beneficially Owned

Name	Direct	Exercisable Options	% of Class
FMR LLC 245 Summer Street, Boston, MA 02210	3,502,051	N/A	7.9%
The Vanguard Group, Inc. 100 Vanguard Blvd, Malvern, PA 19355	3,119,156	N/A	7.1
BlackRock Inc. 40 East 52nd Street, New York, NY 10022	2,571,343	N/A	5.8
Franklin Resources, Inc. One Franklin Parkway, San Mateo, CA 94403	2,520,027	N/A	5.7
Invesco Ltd. 1555 Peachtree Street NE, Atlanta, GA 30309	2,415,180	N/A	5.5

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership, as of December 31, 2013, of the Company’s common stock by each Director and nominee, the Chief Executive Officer and certain Executive Officers, and by Executive Officers and Directors as a group.

	Common Stock Beneficially Owned

Name	Indirect and Direct	Exercisable Options(1)	% of Class
Virginia L. Anderson	6,825	41,901	*
Frederick W. Buckman	21,230	33,901	*
Stanley R. Fallis	11,136	25,901	*
Timothy A. Holt	—	—	*
Debora D. Horvath	1,202	—	*
Duane C. McDougall	8,572	7,401	*
Kevin M. Murai	—	—	*
Eric E. Parsons	125,429	39,875	*
Mary F. Sammons	7,144	10,901	*
E. Kay Stepp	8,840	25,901	*
Michael G. Thorne	19,896	33,901	*
J. Greg Ness	64,627	336,084	*
Floyd F. Chadee	15,100	99,695	*
James B. Harbolt	6,578	18,841	*
Scott A. Hibbs	21,681	70,937	*
Daniel J. McMillan	4,090	10,738	*
Executive Officers and Directors as a Group (18 individuals)	336,228	856,284	2.7%
*	Represents holdings of less than one percent.
(1)	Beneficial ownership includes stock options that vested on or before March 1, 2014.

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Compensation Discussion and Analysis (“CD&A”)

Our Company and 2013 Business Highlights

We are a financial services company headquartered in Portland Oregon. We collectively view and operate our businesses as Insurance Services and Asset Management, which both deliver distinct value to customers and shareholders. Insurance Services contains two reportable product segments, Employee Benefits and Individual Disability. Asset Management is reported as a separate reportable segment. Holding company and corporate activities are reported in the Other category. Due to the growth in the Individual Disability business in relation to total Insurance Services over the last several years, Individual Disability has become a separate reportable product segment within Insurance Services in 2013. Resources are allocated and performance is evaluated at the segment level. Insurance Services includes our traditional risk acceptance businesses that reflect the application of our specialized expertise in the development, underwriting and administration of insurance products and services. Insurance Services offers group and individual disability insurance, group life and AD&D insurance, group dental and group vision insurance, and absence management services. Asset Management provides investment and asset management products and services and offers full-service 401(k) plans, 403(b) plans, 457 plans, defined benefit plans, money purchase pension plans, profit sharing plans and non-qualified deferred compensation products and services. Asset Management also offers investment advisory and management services, financial planning services, origination and servicing of fixed-rate commercial mortgage loans and individual fixed-rate annuity products. For more information about our business, see our Annual Report on Form 10-K for the year ended December 31, 2013.

In 2013, we reported our highest annual net income per common share reflecting earnings growth in all of our businesses. We performed well in the following areas:

•

Shareholder Returns:    Our total shareholder return for 2013 was 83.8%. In 2013, we returned over $130 million to our shareholders through share repurchases and dividends. During the fourth quarter of 2013, we paid an annual dividend of $1.10 per share, an 18.3% increase compared to 2012. The increase represents the fourteenth consecutive annual increase.

•	Return on Average Equity, Excluding Accumulated Other Comprehensive Income (“AOCI”): We reported return on average equity, excluding AOCI, of 11.8% for 2013, compared to 7.7% for 2012.
•

Employee Benefits Income Before Income Taxes:    During 2013, we made good progress in implementing pricing actions to address continued elevated group long term disability claims incidence and the low interest rate environment. As a result of the pricing actions, improved claims incidence and expense management, our 2013 Employee Benefits income before income taxes increased 66.7% compared to 2012.

•	Individual Disability Income Before Income Taxes: We grew Individual Disability income before income taxes by 12.0%, compared to 2012.
•	Asset Management Income Before Income Taxes: We grew Asset Management income before income taxes by 23.9%, compared to 2012.
•	Strong Balance Sheet: We maintained a strong financial position.

We are committed to providing superior service to our customers, maintaining our strong financial position, returning value to shareholders and retaining key leadership talent. In making 2013 compensation decisions, the O & C Committee considered our financial results against our operating plan on both an overall and a divisional basis.

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Named Executive Officers

The NEOs who appear in the compensation tables of this Proxy Statement are:

Name	Position Held
J. Greg Ness	Chairman, President and Chief Executive Officer (“CEO”)
Floyd F. Chadee	Senior Vice President and Chief Financial Officer (“CFO”)
James B. Harbolt	Vice President, Asset Management Group
Scott A. Hibbs	Vice President and Chief Investment Officer
Daniel J. McMillan	Vice President, Employee Benefits

Executive Compensation Highlights

The O & C Committee of the Board made the following key compensation decisions in or for 2013:

•

Increased the base salaries of three NEOs whose salaries were substantially below the median of survey data for their positions, and then further increased the salaries of two of those Executive Officers in connection with strategic leadership changes in September 2013.

•	Increased the target short term incentive percentage and target long term incentive award value for three NEOs to position their compensation slightly below the median of peer group data.
•	Added time-based Restricted Stock Units (“RSUs”) as an additional component of our long-term incentives to conform to the most prevalent market practice as reported by Mercer.
•	Adopted an incentive compensation recoupment, or “clawback” policy.

Say-on-Pay Vote Results

The Board of Directors has adopted a policy providing for an annual advisory shareholder vote to approve our executive compensation. The non-binding proposal regarding compensation of the NEOs submitted to shareholders at our 2013 Annual Meeting was approved by 97% of the votes cast. Following the previous year’s approval by 96% of the votes cast, the O & C Committee considered this trend of favorable votes by the shareholders as a strong endorsement of our compensation program and therefore has not made, and is not considering, any changes to the compensation program in response to those votes.

Compensation Philosophy

Our compensation program is designed to meet the following key objectives:

•	Align compensation so that goals are tied to actual business results.
•	Provide total compensation that allows us to attract and retain high-quality executives and compete with other organizations nationwide for executive talent.
•	Provide incentives to reward achievement of short and long-term profitability, growth and expense control goals that deliver value to shareholders.
•	Ensure that the interests of our Executive Officers are aligned with those of our shareholders through grants of equity.
•

Motivate our officers to deliver superior performance without encouraging unnecessary or excessive risk taking by aligning incentives with long-term financial objectives where possible and ensuring adequate controls exist over achievement of incentive pay.

In making decisions with respect to the executive compensation program or any specific element of compensation, the O & C Committee considers the total current compensation that may be awarded to the Executive Officer, including salary, benefits and short and long-term incentive compensation.

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Elements of Compensation

The following table outlines the elements that comprise the total compensation awarded to our NEOs:

Compensation Component	Description	Purpose
Base Salary	Fixed compensation. Reviewed annually and adjusted when and if appropriate	Intended to compensate fairly for performance and the responsibilities of the position
Short-Term Incentive Plan (“STIP”)	Variable annual performance based incentive compensation	Intended to reward achievement of annual goals
Long-Term Incentives	Variable three-year performance share awards, stock options, and RSUs	Intended to reward achievement of long term goals and stock price appreciation
Defined benefit and defined contribution retirement plans	Qualified and supplemental nonqualified retirement benefits	Intended to provide benefits that support employees in attaining financial security
Change of Control Arrangements	Cash severance benefits, option and RSU acceleration and pro-rated performance share target payouts, with no tax gross-ups	Intended to provide continuity of management in the event of a change of control

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Pay for Performance

The O & C Committee is committed to tying the compensation of our NEOs to Company performance. Therefore, a key focus for the O & C Committee in establishing compensation levels at the beginning of each year is the mix between an Executive Officer’s base salary, target annual incentive, and target long-term incentive (“LTI”) value for equity awards granted in the year, which include performance share awards, stock options and RSUs. As shown on the following chart, 78% of the CEO’s 2013 total target compensation was based on Company performance and was therefore ‘‘at risk.’’ Similarly, 66% of the total target compensation of our other four NEOs was based on Company performance and was therefore “at risk.”

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The Company’s record financial performance in 2013 resulted in an annual incentive payout of 192% of target for Mr. Ness. In addition, as a result of our extraordinary stock price performance in 2013, stock options held by Mr. Ness that vested in 2013 had significant intrinsic value. On the other hand, the performance goals for our 2011-2013 performance share awards were only achieved at the 25% payout level. As a result of the combination of these factors, Mr. Ness’s earned compensation in 2013 was 18% higher than his target compensation. The following chart shows Mr. Ness’s earned compensation as compared to target compensation by component:

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	21

The following table illustrates the variability of compensation paid under our pay for performance standards, as applied to the three-year performance share awards we made to the CEO for the last three completed performance periods. The table compares the grant date value of each award as disclosed in the Summary Compensation Table for the applicable grant year with the actual value realized on vesting under each award as disclosed in the Option Exercises and Stock Vested table for the final year of the applicable performance period:

Performance Share Awards for J. Greg Ness

Performance Period(1)	Grant Date Value	Value Realized on Vesting
2011-2013	$1,158,309	$418,435
2010-2012	669,076	—
2009-2011	210,541	46,048
(1)	The award for the 2009-2011 performance period was granted before Mr. Ness was promoted to Chief Executive Officer.

Use of Market Data

The Company is a complex organization and the O & C Committee necessarily must make each compensation decision in the context of the particular Executive Officer, including the characteristics of the business or market in which the individual operates and the individual’s specific roles, responsibilities, qualifications and experience. The O & C Committee reviews competitive market data provided by its compensation consultant, Mercer, as one tool to establish a competitive range of base salary and short and long-term incentive compensation. We use two information sources. The first is a “peer” group of thirteen insurance industry companies selected by the O & C Committee based on comparability to the Company on several financial metrics including annual revenues, net income, total assets and market capitalization. In November 2012, when the O & C Committee reviewed data for 2013 compensation decision-making purposes, this group consisted of the following companies:

American Financial Group Inc.	HCC Insurance Holdings, Inc.
American National Insurance Company	Kemper Corporation (formerly known as Unitrin, Inc.)
Arch Capital Group Ltd.	The Phoenix Companies Inc.
Axis Capital Holdings Ltd.	Protective Life Corporation
Cincinnati Financial Corporation	Symetra Financial Corporation
Everest Re Group Ltd.	Torchmark Corporation
Hanover Insurance Group, Inc.

This is the same peer group used in the prior year, except that upon the recommendation of Mercer, Delphi Financial Group, Inc., FBL Financial Group, Inc. and Transatlantic Holdings Inc., each of which was either acquired or reduced in size due to the sale of a major subsidiary, were removed from the peer group, and were replaced by three other insurance companies similar in size to us: The Hanover Insurance Group, Inc., Cincinnati Financial Corporation, and HCC Insurance Holdings, Inc.

The second information source we use is a broader market composite by position prepared by Mercer based on data from two published compensation surveys in which we participate and trended forward to the beginning of 2013 using a 3.0% annual growth rate. The following published compensation surveys were used in the analysis for 2013 compensation:

•	LOMA (Life Office Management Association), 2012 Executive Compensation Survey
•	Mercer, 2012 Executive Compensation Survey

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Mercer discontinued the use of a third survey from Towers Watson due to changes limiting their ability to extract specific data. When collecting data from the published compensation surveys, Mercer used data for similar sized companies (approximately $18 billion of average assets) in the non-healthcare insurance, finance and banking industries.

Base Salaries

Base salaries are established by the O & C Committee based on the Executive Officer’s performance, level of responsibility, and length of time in the position. The O & C Committee also considers market and competitive practices including peer group data and salary survey data prepared by Mercer. Generally, it is the O & C Committee’s intent to target Executive Officers’ base salaries near the 50th percentile of the survey data and the peer data. Salary levels are in line with our philosophy and historical practice of placing greater emphasis on performance based compensation as a component of the overall compensation package and our goal of attracting and retaining high quality executives.

The following table shows the 2012 salaries approved by the O & C Committee for the NEOs in its annual review of base salaries in December 2011 and the 2013 salaries approved by the O & C Committee in its similar annual review in December 2012. The salary increases approved for 2012 and 2013 were effective in the second half of March of the respective years.

Name	2012 Salary	2013 Salary		Survey Median(2)	Peer Median(2)	Percentage Increase
J. Greg Ness	$925,000	$925,000		$953,000	$1,028,000	—%
Floyd F. Chadee	510,600	510,600		413,000	565,000	—
James B. Harbolt	360,000	400,000		411,000	434,000	11.1
Scott A. Hibbs	350,000	390,000	(1)	411,000	434,000	11.4
Daniel J. McMillan	360,000	400,000	(1)	411,000	434,000	11.1

(1)

The base salaries of Mr. Hibbs and Mr. McMillan were further increased to $410,000 and $450,000, respectively, in September 2013 in connection with strategic leadership changes that increased their responsibilities. Mr. McMillan’s salary increased 12.5% as he assumed sole leadership of the Employee Benefits segment within Insurance Services, which represents over 70% of our revenues. Mr. Hibbs’ salary increased 5.1% as he assumed the newly created role of Chief Investment Officer with responsibility for managing our investment teams and overseeing our overall investment strategy.

(2)	Market data used in the 2013 compensation decision-making process.

The O & C Committee did not change Mr. Ness’ base salary for 2013. They noted that Mr. Ness had received a 19.4% salary increase the prior year and that his target total cash compensation (salary plus target annual incentive) was at the median of the peer group data and above the median of the survey data for his position, and concluded that no salary increase was warranted. Mr. Chadee did not receive a salary increase in 2013 because his salary was already above the survey median and closer to the peer group median for his position. The O & C Committee approved 11.1% salary increases for Mr. Harbolt and Mr. McMillan, the co-leaders of our Insurance Services Group, to bring their salaries closer to, but still short of, the median of the survey data for their positions and to recognize their strong and consistent leadership over the Company’s largest income producing business segment during a period of continuing pressure on results due to external economic factors. The O & C Committee approved an 11.4% salary increase for Mr. Hibbs in recognition of his successful leadership of the Asset Management segment in 2012 and to bring his salary closer to the median of the survey data for his position.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	23

Short-Term Incentive Plan

Annual incentives are paid to NEOs under the Company’s STIP. The O & C Committee establishes a target incentive for each NEO expressed as a percentage of salary paid during the year. The maximum incentive opportunity under the STIP is 200% of the target incentive. Minimum, target and maximum award levels for the 2013 STIP were:

	2013 Award Level
Name	Minimum	Target	Maximum
J. Greg Ness	62.5%	125.0%	250.0%
Floyd F. Chadee	37.5	75.0	150.0
James B. Harbolt	37.5	75.0	150.0
Scott A. Hibbs	37.5	75.0	150.0
Daniel J. McMillan	37.5	75.0	150.0

In the O & C Committee’s annual review in December 2012, the target incentive as a percentage of salary for Mr. Ness and Mr. Chadee remained unchanged. The target incentive as a percentage of salary for Mr. Harbolt, Mr. Hibbs and Mr. McMillan increased from 65% to 75% to position them appropriately at the median of peer group data for their positions.

2013 STIP Performance Goals and Results

For 2013, the O & C Committee decided to simplify the structure of the STIP and focus the NEOs on the achievement of financial goals for our business, with a modestly increased discretionary component to be used to reward efforts not reflected in financial results. Accordingly, the O & C Committee approved the following changes to the STIP goals:

•	The organizational priorities component of the STIP was eliminated for 2013.

•	The weighting of the financial goals component was increased from 60% to 80%.

•	The weighting of the discretionary component was increased from 10% to 20%.

The performance goals for each NEO for the 2013 STIP, and the results and payout percentages for each goal, are shown on the following table:

		Performance Goals

2013 STIP Components	Weight	50% Threshold	100% Target	200% Maximum	Results	Payout %
(Dollars in millions—except per share data)
Adjusted Earnings Per Share(1)	25.0%	$3.24	$3.68	$4.13	$5.45	200.0%
Adjusted Return on Equity(2)	25.0	7.5%	8.5%	9.5%	12.5%	200.0
Adjusted Revenues(3)	15.0	$2,615.8	$2,693.9	$2,774.4	$2,875.8	200.0
Adjusted Operating Expenses(4)	15.0	440.4	429.4	419.6	421.6	179.6
Discretionary	20.0	n/a	n/a	n/a	n/a

(1)

Reported consolidated earnings per diluted share are adjusted to exclude after-tax restructuring costs and after-tax net capital gains and losses. Target adjusted earnings per diluted share of $3.68 represented a 13% increase from 2012 performance.

(2)

Reported net income is adjusted to exclude after-tax restructuring costs and after-tax net capital gains and losses, and then divided by the average of starting and ending shareholders’ equity (excluding accumulated other comprehensive income (loss)). Target adjusted return on equity of 8.5% represented a 50 basis point increase from 2012 performance.

24	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

(3)	Reported consolidated revenues are adjusted to exclude net capital gains and losses. Target adjusted revenues of $2,693.9 million represented a 7% decrease from 2012 performance.

(4)

Reported consolidated operating expenses are adjusted to exclude restructuring costs and compensation expense under short-term incentive plans. Target adjusted operating expenses of $429.4 million represented a 6% decrease from 2012 performance.

Payout percentages approved by the O & C Committee under the discretionary portion of the 2013 STIP as a percentage of target were 175.0% for Mr. Ness, 140.0% for Mr. Chadee, 90.0% for Mr. Harbolt, 160.0% for Mr. Hibbs, and 165.0% for Mr. McMillan. Accordingly, the total STIP payouts as a percentage of target for 2013 were 191.9% for Mr. Ness, 184.9% for Mr. Chadee, 174.9% for Mr. Harbolt, 188.9% for Mr. Hibbs, and 189.9% for Mr. McMillan.

Long-Term Incentive Component

The long-term incentive component of our executive compensation program has consisted of performance share awards and stock options. In 2013, the O & C Committee added time-based RSUs as another component of our long-term incentives to conform to the most prevalent market practice as reported by Mercer. Our long-term incentives are designed to align the interests of our Executive Officers with those of our shareholders, to reinforce management’s long-term focus on corporate performance, and to provide an incentive for key Executive Officers to remain with the Company for the long term. Because all of our long-term incentives are stock-based, these incentives carry a significant exposure for the Executive Officers to downside equity performance risk.

In setting the target long-term incentive value (“Target LTI Value”) for awards granted in early 2013, the O & C Committee considered peer group and market survey data provided by Mercer. The O & C Committee considered internal equity and applied judgment in weighing the relative contributions and responsibilities of the Executive Officers along with Executive Officers’ experience, tenure in their position and the economic environment. The following table shows the Target LTI Values approved by the O & C Committee for each NEO in 2012 and 2013:

Name	2012 Target LTI Value	2013 Target LTI Value	LTI Survey Median Value(1)	LTI Peer Median Value(1)	Percentage Increase
J. Greg Ness	$2,200,000	$2,200,000	$3,421,000	$2,509,000	—%
Floyd F. Chadee	650,000	650,000	630,000	518,000	—
James B. Harbolt	350,000	450,000	619,000	478,000	28.6
Scott A. Hibbs	350,000	425,000	619,000	478,000	21.4
Daniel J. McMillan	350,000	450,000	619,000	478,000	28.6

(1)	Market data used in the 2013 compensation decision-making process.

The Target LTI Value for Mr. Ness for 2013 remained at its 2012 level despite significant increases in the survey and peer group medians for his position. Due to the challenging economic environment for our business, Mr. Ness requested that his Target LTI Value not be increased for 2013. The Target LTI Value for Mr. Chadee for 2013 also remained at its 2012 level as this was already higher than both the peer group median and survey median for his position. The O & C Committee increased the Target LTI Value for Mr. Harbolt and Mr. McMillan by 28.6% and for Mr. Hibbs by 21.4% to bring their Target LTI Values closer to the peer group medians for their positions.

For awards made in 2013, 25% of the Target LTI Value was allocated to RSUs, 18.75% was allocated to each of stock options and performance shares, and Executive Officers were allowed to make an advance election regarding the allocation of the remaining 37.5% of the Target LTI Value between stock options and performance shares. For all NEOs, the portion of the Target LTI Value allocated to each of RSUs and performance shares was converted into a target number of shares using a 90-day average stock price of $34.20. The portion of the Target LTI Value allocated to stock options was

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	25

converted into a number of option shares based on an option value of $11.96 which was the Black-Scholes value of an option granted with an exercise price of $34.20. This approach to allocating Target LTI Values reflects the O & C Committee’s recognition that each Executive Officer is the best judge of which long-term incentive provides him or her with greater motivation. We believe that this increases the perceived value of the awards to the Executive Officers and further aligns their interests with those of shareholders.

2013 Long-Term Incentive Awards

The following table shows the Target LTI Value awarded to each NEO in 2013, the allocation of such value between RSUs, stock options and performance shares based on each NEO’s election, and the resulting number of RSUs, stock options and performance shares awarded:

		Stock Options		Performance Shares		Restricted Stock Units

Name	Target LTI Value	Percent	Quantity	Percent	Quantity at Target	Percent	Quantity
J. Greg Ness	$2,200,000	43.75%	80,472	31.25%	20,103	25.00%	16,083
Floyd F. Chadee	650,000	18.75	10,190	56.25	10,692	25.00	4,752
James B. Harbolt	450,000	18.75	7,054	56.25	7,402	25.00	3,290
Scott A. Hibbs	425,000	38.75	13,769	36.25	4,505	25.00	3,107
Daniel J. McMillan	450,000	18.75	7,054	56.25	7,402	25.00	3,290

Performance Shares

Performance shares, which are issuable only if performance criteria specified in the award agreement are met, are an integral part of our long-term incentive program. Performance shares focus the recipients on designated long-term performance goals and vest only to the extent those goals are met. The O & C Committee makes annual performance share awards with payouts based on our financial performance over the three-year performance cycle commencing with the year the award is made as shown on the following table:

Award Year	Performance Period	Scheduled Payout
2011	2011-2013	2014
2012	2012-2014	2015
2013	2013-2015	2016

In 2013, the O & C Committee made a performance share grant to each NEO with vesting based on achievement of performance goals over the period of 2013 to 2015.

For performance share awards made in 2013, the O & C Committee used the same performance criteria as used in 2012 but modified the weighting of those criteria. The performance criteria for the 2013 awards consist of the following components:

•

Premium Growth Rank, which is based on the percentage increase in premiums for group life, AD&D and disability insurance product lines from 2012 to 2015 reported by us and by a peer group of nine competitors in those product lines (weighted at 20%, down from 50% last year). The ten companies, including us, will be ranked based on the premium growth percentage of each, and the payout level determined as described below. The nine competitors for this performance goal are Aetna Inc., Assurant, Inc., CIGNA Corporation, The Hartford Financial Services Group, Inc., Lincoln National Corporation, MetLife, Inc., Principal Financial Group, Inc., Prudential Financial, Inc., and Unum Group. These companies were selected by the O & C Committee based on comparability to the Company in terms of having significant group life,

26	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

AD&D and disability insurance product lines. Because this performance goal only includes these specific product lines, the selection of the nine competitors was not based on comparability to the Company on company-wide financial metrics such as revenues or asset size.

•

TSR Rank, which is based on the TSR on our common stock and on the common stock of nine competitors for the performance period (weighted at 40%, up from 25% last year). The ten companies, including us, will be ranked based on the TSR of each, and the payout level determined as described below. The nine competitors for this performance goal are the same as those used for the premium growth performance goal, except that Aetna Inc. and CIGNA Corporation are not included and Protective Life Corporation and Symetra Financial Corporation are added. For this component, Aetna and CIGNA are not included as peer companies because they are primarily medical/health plan carriers. Protective Life and Symetra Financial Corporation are included because they are more similar in size and are included in our compensation peer group.

•

Return on Equity (“ROE”) Rank, which is based on the average of the net income return on equity (excluding accumulated other comprehensive income (loss)) achieved for each of the three years of the performance period by us and by nine competitors (weighted at 40%, up from 25% last year). The ten companies, including us, will be ranked based on the average return on equity of each, and the payout level determined as described below. The nine competitors for this performance goal are the same as those used for the TSR performance goal.

For each of the performance goals, the payout will be at the level set forth in the following table based on the Company’s rank within the applicable peer group:

Rank	Payout Percentage
1	200%
2	200
3	167
4	133
5	100
6	75
7	50
8	25
9	—
10	—

Executive Officers received performance share grants in 2011 to be paid out based on performance over the period of 2011 to 2013 under the following performance goals:

•

Comparative premium growth, measured as the excess of (a) our percentage increase in premiums for group life, AD&D and disability insurance product lines from 2010 to 2013 over (b) the aggregate percentage increase in premiums reported by a peer group of our competitors for the same period in similar product lines (weighted at 50%).

•	Comparative TSR, measured as the excess of total return on our common stock for the performance period over the total return of the S&P 500 for the performance period (weighted at 50%).

Based on our performance for the 2011-2013 performance period, the payout percentage for these awards was 25.0% of target. Our TSR for the period was 57.8%, which was 1.0% more than the total return of the S&P 500 for the period, resulting in a payout percentage of 50% for that goal. Our premium growth for the period was 1.2%, which was less than the peer group premium growth for the period, resulting in a payout percentage of zero for that goal.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	27

Restricted Stock Units

RSUs promote executive retention because the shares do not vest until three years after they are granted and are forfeited if employment is terminated before vesting occurs. The inclusion of RSUs as a component of our equity incentive program also provides a base level of stock compensation to assist our Executive Officers in achieving their objectives under our stock ownership guidelines.

Stock Options

Stock options promote executive retention because they carry four-year vesting periods and are forfeited if employment is terminated before retirement or vesting occurs. Stock options are granted with terms of 10 years. Stock options also provide significant upside reward to Executive Officers for strong stock performance, but little or no reward for poor stock performance. The stock option exercise price is the closing market price of the common stock on the grant date, which is the date the award is approved by the O & C Committee.

Benefits Component

Retirement Plans

Defined Benefit Plans. The Standard Retirement Plan for Home Office Personnel is our qualified pension plan generally available to employees hired on or before January 1, 2003, including all of the NEOs other than Mr. Chadee. The pension plan is closed to new participants. Employees not eligible for the pension plan are eligible for additional non-elective employer contributions to our defined contribution plans in lieu of participation in the pension plan. Benefits under the pension plan are based on years of service and final average earnings, as is typical for defined benefit plans. However, the Internal Revenue Code limits the amount of annual earnings that can be included in calculating final average earnings under a qualified pension plan, which limits the retirement benefits of senior executives relative to their earnings during employment. To provide a level of income replacement in retirement consistent with that provided to other employees, and to provide a benefit package believed to be competitive with that provided to executives in comparable positions at comparable insurance companies, we provide the NEOs, other than Mr. Chadee, with nonqualified supplemental pension benefits under our Supplemental Retirement Plan for the Senior Management Group. This plan provides benefits that cover the difference between benefits payable under the pension plan and the benefits that would be payable under the pension plan without the limit on covered compensation required by the Internal Revenue Code. For details regarding the determination and payment of benefits under the pension plan and the supplemental plan, and the present value of accumulated benefits for each NEO, see “Pension Benefits at December 31, 2013.”

Defined Contribution Plans. The Standard 401(k) Plan is our tax qualified retirement savings plan pursuant to which our employees, including the NEOs, are able to make pre-tax contributions from their salary and short-term incentive compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 3% of their total salary and short-term incentive payout plus 50% of elective deferrals on the next 2% of their total salary and short-term incentive compensation. Employees not eligible for the pension plan are eligible for additional non-elective employer contributions under the 401(k) Plan equal to 2% to 6% (depending on years of service) of total salary and short-term incentive compensation. The Internal Revenue Code limits the amount of compensation that can be deferred, matched and supplemented under the 401(k) Plan. We also provide our Executive Officers with the opportunity to defer salary and short-term incentive compensation under our nonqualified Deferred Compensation Plan for Senior Officers, which is also an element of a competitive benefit package relative to executives in comparable positions at comparable insurance companies. We make matching contributions under this plan equal to 100% of elective deferrals up to 4% of excess salary and short-term incentive compensation, which is similar to the

28	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

matching formula under the 401(k) Plan. We also make supplemental contributions under this plan equal to the amounts that would have been contributed under the 401(k) plan formula if not for the tax law limits. Matching and supplemental contributions in 2013 for the NEOs under both plans are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Perquisites

The only perquisites provided to the NEOs are tax and financial planning services, business or health club dues and parking.

Change of Control Arrangements

We have provided change of control severance protection to all of our Executive Officers since we became a publicly-traded company in 1999. The purpose of our change of control compensation program is to retain senior leadership and maintain management’s objectivity should the Company become engaged in a change of control situation. The specific terms of our Change of Control agreements and the potential benefits payable on a change of control are discussed under “Potential Payments Upon Termination or Change of Control” below. As discussed in previous proxy statements, the O & C Committee approved restated Change of Control agreements with Executive Officers in December 2010. Consistent with the treatment of stock options, the O & C Committee approved the inclusion of change in control acceleration in the terms of new RSU awards in February 2013.

Operation of the Organization & Compensation Committee

The O & C Committee exercises sole authority with respect to performance evaluation, compensation and benefits of the Chief Executive Officer, oversees succession planning for Executive Officers other than the Chief Executive Officer, and approves the compensation of Executive Officers. The O & C Committee also oversees all of our broad-based compensation and stock programs. The O & C Committee is comprised of Chair, Frederick W. Buckman, Virginia L. Anderson, Stanley R. Fallis, Duane C. McDougall, and Michael G. Thorne, each of whom is an independent director under applicable NYSE Euronext listing standards.

The O & C Committee operates pursuant to a written charter that is available on our investor relations website and may be accessed at www.stancorpfinancial.com. Pursuant to its charter, the O & C Committee has full authority to approve the compensation of Executive Officers. The O & C Committee may not delegate this authority. The O & C Committee receives recommendations from the Chief Executive Officer as to compensation of other Executive Officers, and the Chief Executive Officer participates in O & C Committee discussions regarding the compensation of other Executive Officers. The O & C Committee meets in Executive Session without the Chief Executive Officer to determine his compensation.

In 2013, the O & C Committee reviewed the Chief Executive Officer and Executive Officer compensation program and benefits to ensure they continue to further our compensation objectives and reflect the O & C Committee’s commitment to link company performance with compensation. This review included a comprehensive report from the independent compensation consultant retained by the O & C Committee which assessed the effectiveness of the compensation program. As part of this analysis, the O & C Committee compared the Company’s compensation program and performance to those of comparable companies. In addition to this annual review, the O & C Committee regularly meets in Executive Session, without management present, to discuss items relating to executive and Chief Executive Officer compensation and performance. These annual and ongoing compensation reviews permit a continual evaluation of the link between organizational performance and compensation within the context of the O & C Committee’s compensation objectives and the compensation programs of comparable companies.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	29

The O & C Committee directly retains the services of a consulting firm, Mercer, to advise the O & C Committee on executive compensation matters, to assist in the evaluation of the competitiveness of executive compensation programs and to provide overall guidance to the O & C Committee in the design and operation of these programs. Mercer reports to the O & C Committee Chair, who establishes Mercer’s work agenda and determines how and to what extent Mercer interacts with management in the course of its work for the O & C Committee. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the O & C Committee in the performance of its duties. The O & C Committee conducted a conflict of interest assessment of Mercer in November 2013 and no conflict of interest was identified. The O & C Committee’s decisions about the executive compensation program, including the specific amounts paid to Executive Officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

In 2013, the O & C Committee instructed Mercer to perform the following activities:

•

Evaluate the competitive positioning of the Company’s base salary, annual incentive opportunity, long-term incentive compensation and benefits for the Chief Executive Officer and Executive Officers relative to the market and competitive practice.

•	Advise the O & C Committee on base salary and equity award levels for the Executive Officers and, as needed, on actual compensation actions.

•	Assess the alignment of the Company compensation levels relative to the performance of the Company and relative to the Company’s articulated compensation objectives.

•

Brief the O & C Committee on executive compensation trends among the Company’s peers, the broader industry, and the market and on regulatory, legislative and other developments relative to executive compensation, including proxy disclosure rules.

•	Evaluate the impact of the Company’s equity plans on annual share use, run rate and total dilution.

With the O & C Committee Chair’s approval, Mercer worked with the Chief Executive Officer and selected members of the Human Resources and legal staff during 2013 to obtain the information necessary to carry out its assignments from the O & C Committee. With respect to the Chief Executive Officer’s compensation, Mercer worked with the O & C Committee Chair and discussed Chief Executive Officer compensation with the vice president of the Company’s Human Resources & Corporate Services Department.

Stock Ownership Guidelines

Executive Officers are expected to attain certain levels of stock ownership to align their interests with those of shareholders. The O & C Committee has established the following guidelines:

Level	Multiple of Annual Base Salary
CEO	4x
All other Executive Officers	2x

For purposes of our guidelines, “ownership” excludes stock options that are not yet vested and stock options that are vested but not yet exercised. The guidelines provide that the value of our stock used to measure compliance is a 24-month rolling average of the closing market price. In adopting these guidelines, the O & C Committee acknowledged that Executive Officers would require several years to achieve the required ownership levels. If an Executive Officer has not satisfied his or her stock ownership level, he or she may not sell any owned shares of Company stock without the prior consent

30	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

of the Nominating & Corporate Governance Committee in the case of the Chief Executive Officer, or the prior consent of the Chief Executive Officer in the case of other Executive Officers. This restriction on dispositions does not apply to the exercise of stock options. The O & C Committee annually reviews the progress of the NEOs in achieving these stock ownership objectives. As of December 31, 2013, Mr. Hibbs has met his stock ownership goal. All other NEOs are making progress toward their ownership levels and are expected to accumulate shares under our stock compensation programs over the next several years to achieve their respective ownership levels.

Director Stock Ownership Guidelines are discussed under “Director Compensation” below.

Executive Compensation Recoupment “Clawback” Policy

In February 2013, the O & C Committee recommended, and the Board adopted, an Executive Compensation Recoupment Policy (“clawback policy”) that allows the Company to recoup excess incentive compensation paid to an Executive Officer in the event of a material restatement of its financial results that involves fraud or willful misconduct by the Executive Officer. In the event of a material restatement of financial results, incentive compensation includes annual short term incentive payouts, performance share payouts, and excess proceeds from sales of stock acquired under stock option, restricted stock unit and performance share awards that occurred at inflated prices prior to the restatement. The clawback policy applies to all incentive compensation paid or received beginning in 2013. The Board will review the clawback policy once the SEC has adopted rules to implement the recoupment provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) and will make appropriate changes at that time.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and certain other highly compensated executive officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Stock options and performance share awards under our 2002 Stock Incentive Plan are structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. In addition, our STIP is designed to qualify a portion of the annual incentive paid to each officer as “performance-based compensation” exempt from the $1 million cap. The 2013 STIP performance goals based on earnings per share, revenues, operating expenses, and return on equity all were intended to be the type of pre-established, objective performance goals that enable exclusion of the resulting compensation from the $1 million cap. These 162(m) qualified performance goals covered 80 percent of the annual incentive targets for each NEO in 2013. As a result of the O & C Committee’s various actions to qualify compensation as “performance based,” all of the compensation paid, in or for performance in 2013, to NEOs except for Mr. Ness was considered deductible under Section 162(m). A portion of the compensation paid, in or for performance in 2013, to Mr. Ness is nondeductible under Section 162(m).

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Report of the Organization & Compensation Committee

The Organization & Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and these discussions, the Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Organization & Compensation Committee

Frederick W. Buckman, Chair	Virginia L. Anderson
Stanley R. Fallis	Duane C. McDougall
Michael G. Thorne

Director Compensation

The following table shows the annual retainers for non-employee Directors for 2013:

Annual Board Retainer	$65,000
Annual Lead Independent Director Retainer	25,000
Annual Audit Committee Chair Retainer	15,000
Annual Organization & Compensation Committee Chair Retainer	10,000
Annual Nominating & Corporate Governance Committee Chair Retainer	7,500
Annual Stock Grant	100,000

The annual stock grant is received by each non-employee Director at the end of each year of service between annual meetings, and is for a number of shares having a value equal to $100,000 on the first day of the service period.

The Company’s Stock Ownership Guidelines provide that, within five years of joining the Board, Directors are required to own and hold shares of the Company’s common stock equal in value to at least three times the annual board retainer.

The Company reimburses Directors for all travel and other expenses incurred in connection with their duties. The Company’s Directors receive only one retainer for serving on the boards of StanCorp and Standard Insurance Company.

Non-employee Directors are eligible to participate in the Company’s Deferred Compensation Plan for Directors. Under this plan, each Director may elect in advance to defer all of his or her annual cash retainer. Deferred amounts are credited to participants’ accounts under the plan and are credited periodically with the rate of return on the Standard Insurance Company Stable Asset Fund. The Standard Insurance Company Stable Asset Fund is one of the Company’s investment products for 401(k) plans and had a return of 3.95% in 2013. Participants make elections regarding distribution of their accounts at the time they elect to defer compensation. Distributions commence in the month following the later of the date a participant ceases to be a Director or the participant’s 65th birthday, and may be made in a lump sum or in annual installments over a period of two to ten years.

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Director Compensation in 2013

The following table provides information regarding compensation of non-employee Directors for 2013:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Virginia L. Anderson	65,000	100,004	—	4,950	169,954
Frederick W. Buckman	75,000	100,004	—	3,200	178,204
Stanley R. Fallis	65,000	100,004	—	—	165,004
Debora D. Horvath	65,000	100,004	—	5,000	170,004
Duane C. McDougall	65,000	100,004	—	5,000	170,004
Kevin M. Murai	5,417	50,024	—	—	55,441
Eric E. Parsons	65,000	100,004	—	—	165,004
George J. Puentes	32,500	—	—	—	32,500
Mary F. Sammons	80,000	100,004	—	—	180,004
E. Kay Stepp	97,500	100,004	—	5,000	202,504
Michael G. Thorne	65,000	100,004	—	5,000	170,004
(1)

Represents the aggregate amount of annual Board and committee retainer fees earned or paid to non-employee Directors. Mr. Puentes chose not to seek re-election to the Board of Directors at the annual meeting held on May 13, 2013. Mr. Murai was appointed to the Board on November 12, 2013 and received a pro-rated amount of the annual board retainer to reflect his services performed from his appointment to December 31, 2013.

(2)

For all Directors except Mr. Murai amounts represent the fair value as of May 13, 2013 of the Company’s common stock to be issued in May 2014 as compensation for services performed from May 2013 to May 2014. The fair value of these stock awards is equal to approximately $100,000 or 2,261 shares based on the closing market price of the Company’s common stock on the first day of the service period. Kevin Murai was appointed to the Board on November 12, 2013 and will receive a pro-rated number of shares to reflect his services performed from November 2013 to May 2014. The fair value of Mr. Murai’s stock award is equal to approximately $50,000 or 800 shares based on the closing market price of the Company’s common stock on the date of his appointment to the Board of Directors.

(3)

Prior to 2013 our standard compensation for non-employee directors included annual stock option grants. As of December 31, 2013, non-employee Directors held outstanding options for the following numbers of shares of the Company’s common stock:

Virginia L. Anderson	41,901	Duane C. McDougall	7,401	E. Kay Stepp	25,901
Frederick W. Buckman	33,901	Eric E. Parsons	39,875	Michael G. Thorne	33,901
Stanley R. Fallis	25,901	Mary F. Sammons	10,901

(4)

Represents the aggregate amount of charitable donations made by the Company on behalf of non-employee Directors to qualified non-profit organizations and educational institutions. Directors of the Company are eligible to participate in the Company’s employee giving campaign. Under this program, the Company matches eligible gifts up to $5,000.

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Executive Compensation

Summary Compensation Table

The following table shows compensation earned by the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated Executive Officers who were serving as Executive Officers on December 31, 2013:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
J. Greg Ness	2013	925,000	404,687	1,395,332	1,098,137	1,814,619	3,449,974	68,680	9,156,429
Chairman, President and Chief Executive Officer	2012 2011	890,385 746,154	— —	1,918,368 1,158,309	799,602 786,130	1,400,000 —	3,057,807 1,298,461	60,783 65,971	8,126,945 4,055,025
Floyd F. Chadee	2013	510,600	107,226	595,521	139,055	601,002	—	81,630	2,035,034
Senior Vice President and Chief Financial Officer	2012 2011	510,600 498,923	49,784 —	404,847 174,276	393,749 532,275	467,869 —	— —	57,607 75,589	1,884,456 1,281,063
James B. Harbolt	2013	390,769	52,754	412,283	96,260	459,955	325,351	36,066	1,773,438
Vice President Asset Management Group	2012 2011	354,231 317,692	20,723 —	326,988 281,565	106,006 95,534	258,012 —	361,081 205,353	48,968 47,956	1,476,009 948,100
Scott A. Hibbs	2013	386,154	92,677	293,519	187,895	454,522	186,910	37,551	1,639,228
Vice President and Chief Investment Officer	2012 2011	346,538 335,000	40,545 —	218,020 187,710	212,012 191,068	267,051 —	214,939 142,516	41,447 44,006	1,340,552 900,300
Daniel J. McMillan	2013	404,231	100,047	412,283	96,260	475,800	490,049	43,150	2,021,820
Vice President Employee Benefits	2012 2011	354,231 317,692	32,235 —	326,988 281,565	106,006 95,534	258,012 —	508,191 292,776	45,489 43,456	1,631,152 1,031,023

(1)

Total short-term incentive compensation earned by each NEO under the Company’s STIP is equal to the sum of the amounts reported in the Bonus column and the Non-Equity Incentive Plan Compensation column.

(2)

Represents the amount of the grant date estimate of compensation expense to be recognized over the service period with respect to performance share awards and RSUs granted in the applicable year, excluding the effect of forfeitures. The grant date estimate of compensation expense for performance share awards is equal to the target number of performance shares multiplied by the closing market price of the Company’s common stock on the grant date. The grant date fair value of RSUs is equal to the number of RSUs multiplied by the closing market price of the Company’s common stock on the grant date. For 2013, the maximum values for the performance share awards assuming the highest level of performance had been probable are $1,550,343, $824,567, $570,842, $347,426 and $570,842 for Mr. Ness, Mr. Chadee, Mr. Harbolt, Mr. Hibbs, and Mr. McMillan, respectively.

(3)

Represents the grant date fair value of options granted in the applicable year, disregarding estimated forfeitures, estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options are disclosed in Note 3 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(4)

All amounts represent changes in the actuarial present value of accumulated benefits under the Company’s qualified pension plan and supplemental retirement plan. The change in Mr. Ness’s pension value in 2013 was driven primarily by the increase in his 60-month average salary and STIP incentive compensation for the year, reflecting compensation increases subsequent to being promoted to Chief Executive Officer.

(5)

Includes Company matching contributions to the accounts of the NEOs under the Company’s 401(k) plan and the Company’s nonqualified deferred compensation plan of $45,815, $61,995, $10,200, $17,131 and $17,285 for Mr. Ness, Mr. Chadee, Mr. Harbolt, Mr. Hibbs, and Mr. McMillan, respectively. For Mr. Chadee, includes $20,665 of supplemental contributions under the Company’s 401(k) plan and the Company’s nonqualified deferred compensation plan. Also included in this column are amounts for tax and financial planning, club dues, parking and vacation payouts received by the NEOs.

34	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Grants of Plan-Based Awards in 2013

The following table contains information concerning the 2013 short-term incentive compensation opportunities for the NEOs under the Company’s STIP and the long-term performance share awards, RSUs and stock options granted to the NEOs in 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Greg Ness		462,500	925,000	1,850,000
	2/11/2013				5,026	20,103	40,206				775,172
	2/11/2013							16,083			620,160
	2/11/2013								80,472	38.56	1,098,137
Floyd F. Chadee		153,180	306,360	612,720
	2/11/2013				2,673	10,692	21,384				412,284
	2/11/2013							4,752			183,237
	2/11/2013								10,190	38.56	139,055
James B. Harbolt		117,231	234,461	468,923
	2/11/2013				1,851	7,402	14,804				285,421
	2/11/2013							3,290			126,862
	2/11/2013								7,054	38.56	96,260
Scott A. Hibbs		115,846	231,692	463,385
	2/11/2013				1,126	4,505	9,010				173,713
	2/11/2013							3,107			119,806
	2/11/2013								13,769	38.56	187,895
Daniel J. McMillan		121,269	242,539	485,077
	2/11/2013				1,851	7,402	14,804				285,421
	2/11/2013							3,290			126,862
	2/11/2013								7,054	38.56	96,260

(1)

The amounts reported in these columns represent a portion of the available incentive compensation payable for performance in 2013 under the Company’s STIP. Under this plan in 2013, 80% of the participants’ target incentive compensation was based on the Company’s performance against financial objectives, and the remaining 20% of each participant’s target incentive compensation was at the discretion of the O & C Committee. Only the portion of the target incentive compensation based on performance against financial objectives is considered an incentive plan award reportable in this table. The O & C Committee approved total target incentive compensation levels under the 2013 STIP of 125% of base salary for Mr. Ness and 75% of base salary for Mr. Chadee, Mr. Harbolt, Mr. Hibbs, and Mr. McMillan. The target amounts in the table represent 80% of the total target incentive compensation for each NEO. See “Compensation Discussion and Analysis – 2013 STIP Performance Goals and Results” for a description of the performance goals.

(2)

All amounts reported in these columns represent performance share awards under the Company’s 2002 Stock Plan payable based on the Company’s performance over the period from 2013 to 2015. Each participant’s performance share award was granted in the form of an agreement to issue Company common stock to the participant in the future if continued employment and financial performance criteria are met. On December 31, 2015, participants who are employed by us on that date will be entitled to receive performance shares as determined according to the Company’s financial performance for the three-year performance period. Participants whose employment terminates prior to December 31, 2015 as a result of retirement, death or disability will be entitled to a pro-rata portion of the performance shares that are determined according to the Company’s financial performance. See “Compensation Discussion and Analysis – Performance Shares” for a description of financial performance criteria for these awards.

(3)

All amounts reported in this column represent RSUs granted under the Company’s 2002 Stock Plan. RSUs vest for 100% of the shares on December 31, 2015. Vesting may be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change of Control.”

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	35

(4)

All amounts reported in this column represent options granted under the Company’s 2002 Stock Plan. Options generally become exercisable in four equal installments on the first four anniversaries of December 31, 2012. Vesting may be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change of Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(5)

For performance share awards, represents the fair value of the target number of performance shares issuable, based on the closing market price of the Company’s common stock on the grant date. For RSUs represents the grant date fair value of RSUs granted based on the closing market price of the Company’s common stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $13.6462 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under applicable financial accounting rules. The assumptions made in determining these values are disclosed in Note 3 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

36	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Outstanding Equity Awards at December 31, 2013

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)		Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unsecured Shares (#)		Equity Incentive Plan Awards: Market Value of Unsecured Shares ($)
J. Greg Ness	30,000	—		49.95	1/3/2016				46,371	(5)	3,072,079
	50,000	—		45.49	1/3/2017	16,083	(4)	1,065,499	20,103	(6)	1,331,824
	41,575	—		49.75	1/2/2018
	20,000	—		50.08	9/22/2018
	65,015	—		41.36	1/2/2019
	12,169	—		29.16	5/4/2019
	36,163	—		41.47	1/4/2020
	33,364	11,121	(1)	45.85	2/14/2021
	27,680	27,678	(2)	39.58	2/13/2022
	20,118	60,354	(3)	38.56	2/11/2023

Subtotal	336,084	99,153
Floyd F. Chadee	20,000	—		49.63	4/7/2018				9,786	(5)	648,323
	13,303	—		41.36	1/2/2019	4,752	(4)	314,820	10,692	(6)	708,345
	27,625	—		41.47	1/4/2020
	22,590	7,530	(1)	45.85	2/14/2021
	13,630	13,630	(2)	39.58	2/13/2022
	2,547	7,643	(3)	38.56	2/11/2023

Subtotal	99,695	28,803
James B. Harbolt	5,000	—		41.36	1/2/2019				7,904	(5)	523,640
	4,353	—		41.47	1/4/2020	3,290	(4)	217,963	7,402	(6)	490,383
	4,055	1,351	(1)	45.85	2/14/2021
	3,670	3,669	(2)	39.58	2/13/2022
	1,763	5,291	(3)	38.56	2/11/2023

Subtotal	18,841	10,311
Scott A. Hibbs	5,000	—		32.33	7/12/2014				5,270	(5)	349,138
	2,500	—		44.08	2/14/2015	3,107	(4)	205,839	4,505	(6)	298,456
	2,500	—		49.95	1/3/2016
	2,600	—		45.49	1/3/2017
	2,200	—		49.75	1/2/2018
	22,010	—		41.36	1/3/2019
	15,236	—		41.47	1/5/2020
	8,109	2,703	(1)	45.85	2/14/2021
	7,340	7,338	(2)	39.58	2/13/2022
	3,442	10,327	(3)	38.56	2/11/2023

Subtotal	70,937	20,368
Daniel J. McMillan	2,250	—		49.95	1/3/2016				7,904	(5)	523,640
	2,450	—		49.75	1/2/2018	3,290	(4)	217,963	7,402	(6)	490,383
	1,088	—		41.47	1/4/2020
	1,352	1,351	(1)	45.85	2/14/2021
	1,835	3,669	(2)	39.58	2/13/2022
	1,763	5,291	(3)	38.56	2/11/2023

Subtotal	10,738	10,311
(1)	Vest 100% on December 31, 2014.
(2)	Vest 50% on December 31, 2014 and 50% on December 31, 2015.
(3)	Vest one-third on December 31, 2014, one-third on December 31, 2015 and one-third on December 31, 2016.
(4)	Vest 100% on December 31, 2015.
(5)

Represents the target number of performance shares under the Executive Officer’s long-term performance-based award granted in 2012 to be earned based on performance from 2012 to 2014 with vesting of earned shares to occur on December 31, 2014.

(6)

Represents the target number of performance shares under the Executive Officer’s long-term performance-based award granted in 2013 to be earned based on performance from 2013 to 2015 with vesting of earned shares to occur on December 31, 2015.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	37

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
J. Greg Ness	55,000	882,033	6,316	418,435
Floyd F. Chadee	—	—	950	62,938
James B. Harbolt	10,750	99,182	1,535	101,694
Scott A. Hibbs	17,500	312,679	1,024	67,840
Daniel J. McMillan	14,991	183,853	1,535	101,694

(1)	Represents the number of performance shares that vested on December 31, 2013 under the Executive Officer’s long-term incentive plan for 2011-2013.

Pension Benefits at December 31, 2013

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1) ($)
J. Greg Ness	56	Pension Plan	34	2,089,808
		SRP	34	11,840,364
Floyd F. Chadee	56	Pension Plan	N/A	—
		SRP	N/A	—
James B. Harbolt	51	Pension Plan	19	636,225
		SRP	19	702,276
Scott A. Hibbs	52	Pension Plan	13	328,859
		SRP	13	510,386
Daniel J. McMillan	47	Pension Plan	24	889,788
		SRP	24	1,034,337

(1)

Represents the actuarial present value as of December 31, 2013 of the pension benefits the NEOs would receive under the respective pension plans if their employment had terminated on that date and they elected to commence receiving benefits at the earliest age at which benefits were unreduced (immediately for Mr. Ness, age 61 for Mr. Harbolt, age 64 for Mr. Hibbs and age 57 for Mr. McMillan). The actuarial present value was calculated using a discount rate of 4.75%, the IRS 2008+ Applicable Mortality Table for 417(e) and a simple annual cost-of-living adjustment of 2.0%, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet at December 31, 2013.

The Standard Retirement Plan for Home Office Personnel (the “Pension Plan”) is the Company’s qualified pension plan. The Company’s Supplemental Retirement Plan for the Senior Management Group (the “SRP”) is a nonqualified pension program intended to augment the participating Executive Officers’ benefits under the Pension Plan, which are reduced pursuant to limitations imposed by the Internal Revenue Code.

Pension Plan

In general, all of the Company’s employees who were employed on or before January 1, 2003 and who were at least 20 years old on that date are eligible for participation in the Pension Plan. Mr. Chadee was hired after 2003 and is therefore not eligible under the Pension Plan. A participant’s benefits become 100% vested after five years of service. Final average earnings for purposes of calculating benefits consists of the participant’s highest average compensation for any 60 consecutive months in the last 120 months of employment, with compensation for this purpose generally consisting of salary

38	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

and short-term incentive compensation excluding any amounts deferred under the Company’s nonqualified deferred compensation plan. However, the Internal Revenue Code limits the amount of compensation considered for purposes of calculating benefits under the Pension Plan. For 2013, compensation was limited to $255,000.

A normal retirement benefit is payable upon retirement at age 65 and is equal to the sum of (a) the participant’s years of service (up to 35) multiplied by 1.15% of the participant’s final average earnings, plus (b) the participant’s years of service (up to 35) accrued as of December 31, 2002 multiplied by 0.45% of the excess of the participant’s final average earnings over $833.33, plus (c) the participant’s years of service accrued after December 31, 2002 (not to exceed 35 minus the years of service accrued as of December 31, 2002) multiplied by 0.45% of the excess of the participant’s final average earnings over one-twelfth of an amount referred to as the Social Security covered compensation, which generally consists of the average Social Security maximum taxable wage base over the 35 years preceding the participant’s Social Security normal retirement age. Generally upon the later of retirement or age 62, the portion of the normal retirement benefit that was accrued prior to May 30, 2003 will be subject to annual cost-of-living adjustments based on changes in the Consumer Price Index for all U.S. Urban Consumers, not to exceed a total of 3% multiplied by the number of years elapsed since the later of retirement or age 62.

Unreduced early retirement benefits are available to any eligible employee when the sum of his or her age plus years of service equals at least 90. A reduced early retirement benefit is available to any employee who is not eligible for unreduced benefits and who is either (a) over age 60 with at least 10 years of service, or (b) over age 55 and the sum of his or her age plus years of service is over 80. As of December 31, 2013, Mr. Ness was eligible for an unreduced early retirement benefit under the Pension Plan and no other NEO was eligible for either an unreduced or a reduced early retirement benefit under the Pension Plan.

The basic benefit form for retirement benefits is a monthly annuity for life. The participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit.

Supplemental Retirement Plan (“SRP”)

All NEOs (excluding Mr. Chadee) are eligible to participate in the SRP. Benefits under the SRP are equal to (a) the benefits that would be calculated under the Pension Plan if benefits were not limited by the Internal Revenue Code and compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under the Company’s nonqualified deferred compensation plan, minus (b) the actual benefits calculated under the Pension Plan. SRP benefits are otherwise determined under the same terms as benefits under the Pension Plan, except that prior to December 31, 2008, current participants were required to make an election regarding the timing for commencement of SRP benefit payments following termination of employment, and now have limited rights to change those elections.

Disability Benefits under Pension Plan and SRP

If the employment of a participant terminates as a result of disability, the participant will continue to be credited with years of service while disabled, and will be deemed to have continued to receive compensation at the rate in effect at the time of termination. If the NEOs had terminated employment on December 31, 2013 as a result of disability and then elected to commence receiving benefits at the earliest age at which benefits were unreduced, the Present Value of Accumulated Benefits for each of them as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Ness, Pension Plan—$0, SRP—$0; Mr. Harbolt, Pension Plan—$0, SRP—$867,996; Mr. Hibbs, Pension Plan—$93,190, SRP—$697,718; and Mr. McMillan, Pension Plan—$0, SRP—$1,143,437.

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	39

Early Retirement Benefits under Pension Plan and SRP

If a participant is eligible and elects to take early retirement prior to the participant’s normal retirement date or unreduced early retirement date, the participant’s benefit payable at early retirement will be reduced by 5%-6% for each year by which commencement of benefits precedes the earlier of the participant’s normal or unreduced early retirement date. These plan factors are more favorable to the participant than a true actuarial reduction.

Nonqualified Deferred Compensation in 2013

Name	Executive Officer Contributions in 2013(1) ($)	Company Contributions in 2013(2) ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2013(3) ($)
J. Greg Ness	37,000	35,615	107,651	—	765,697
Floyd F. Chadee	495,542	46,695	64,729	—	1,724,805
James B. Harbolt	13,390	12,659	1,834	—	57,493
Scott A. Hibbs	7,723	6,931	5,521	—	151,578
Daniel J. McMillan	8,085	7,085	4,321	—	37,604

(1)	Amounts disclosed in the “Executive Officer Contributions in 2013” column are also included in the “Salary” column of the Summary Compensation Table.
(2)

Amounts disclosed in the “Company Contributions in 2013” column are also reported in the “All Other Compensation” column of the Summary Compensation Table. Company matching contributions for nonqualified deferred compensation are made in the year following the Executive Officers’ contributions.

(3)

Amounts reported in the “Aggregate Balance at 12/31/2013” column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Mr. Ness, $543,974; Mr. Chadee $1,549,285; Mr. Harbolt, $53,338; Mr. Hibbs, $45,285; and Mr. McMillan, $32,738.

The NEOs are eligible to participate in the Company’s Deferred Compensation Plan for Senior Officers (“DCP”). Participants in the DCP may elect in advance to defer from 2% to 50% of their total salary and STIP earned each year. The Company makes matching contributions following each year equal to the lesser of (a) 100% of the participant’s salary and STIP deferred for the year, or (b) 4% of the participant’s total salary and STIP for the year in excess of the limit under §401(a)(17) of the Internal Revenue Code (limit was $255,000 for 2013). Elective and matching contributions are fully vested at all times. For DCP participants who were hired after January 1, 2003 and therefore are not eligible to participate in the Pension Plan and SRP, the Company makes supplemental contributions following each year equal to a percentage of the participant’s total salary and STIP for the year in excess of the limit under §401(a)(17) of the Internal Revenue Code. The supplemental contribution percentage is initially 2%, and increases to 3% after five years of service, 4% after 10 years of service, 5% after 15 years of service, and 6% after 20 years of service. Supplemental contributions are fully vested after three years of service. Mr. Chadee is the only NEO who receives supplemental contributions.

Elective, matching and supplemental contributions are credited to participants’ accounts under the DCP. Accounts are adjusted daily by the rate of return on investment options selected by the participants. The investment options available under the DCP in 2013 consisted of 12 mutual funds with a variety of investment objectives generally consistent with the investment choices available to participants in the Company’s 401(k) plan. The investment options had annual returns in 2013 ranging from -2.17% to 49.11%. Participants may reallocate their accounts among the various investment options at any time. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that the Company does not bear any investment risk related to participants’ investment choices.

40	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions generally commence in the later of the seventh month following termination of employment or January of the year following termination of employment, and may be made in a lump sum or in annual installments over five or ten years. A participant may request an early distribution from his or her account as needed to meet an unforeseeable emergency. Amounts credited to participant’s accounts that were earned and vested prior to January 1, 2005, together with investment returns thereon, may be withdrawn in a single lump sum at any time subject to forfeiture of 10% of the available account balance. Upon termination of employment, these pre-2005 grandfathered amounts are distributable commencing in January of the year following termination without any further delay to the seventh month following termination.

Potential Payments upon Termination or Change of Control

Change of Control Compensation

The Company has agreed to provide certain benefits to the NEOs upon a “change of control” of StanCorp, although benefits are only payable if the NEO’s employment is terminated without “cause” or by the NEO for “good reason” within 24 months after the change of control. In the Company’s agreements, “change of control” is generally defined to include:

•	The acquisition by any person of 30% or more of the Company’s outstanding common stock.
•	The nomination (and subsequent election) in a 12 month period of a majority of the Company’s Directors by persons other than the incumbent Directors.
•	The completion of a sale or disposition of all or substantially all of the Company’s assets, or an acquisition of StanCorp through a merger or other consolidation.

In the Company’s agreements, “cause” generally includes continued neglect or willful failure or refusal to substantially perform reasonably assigned duties after notice, gross negligence or willful misconduct that is or may be harmful to the Company, dishonesty in the performance of duties, or conviction of fraud, theft or any other felony, and “good reason” generally includes a material reduction in duties, a reduction in compensation or benefits, or a relocation of the NEO’s principal place of employment by more than 50 miles.

The following table shows the estimated change of control benefits that would have been payable to the NEOs if a change of control had occurred on December 31, 2013 and each NEO’s employment was terminated on that date either by us without “cause” or by the NEO with “good reason.”

Name	Cash Severance Benefit(1) ($)	Insurance Continuation(2) ($)	Stock Option Acceleration and Extension(3) ($)	Stock Award Acceleration(4) ($)	Total ($)
J. Greg Ness	1,304,048	—	2,534,290	3,557,493	7,395,831
Floyd F. Chadee	911,932	—	699,542	983,150	2,594,624
James B. Harbolt	1,400,000	26,250	261,342	730,473	2,418,065
Scott A. Hibbs	802,500	—	515,907	538,083	1,856,490
Daniel J. McMillan	1,575,000	20,553	261,342	730,473	2,587,368

(1)

Cash Severance Benefit. Each NEO has entered into a change of control agreement with the Company providing for, among other things, cash severance benefits payable by the Company if the NEO’s employment is terminated by the Company without “cause” or by the NEO for “good reason” within 24 months after a change of control. The cash severance benefit for each NEO is equal to two times the sum of the NEO’s annual base salary and target short-term incentive compensation. These amounts are payable within 30 days after termination.

Under the change of control agreements, if any payments to a NEO in connection with a change of control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, and the after-tax

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	41

benefits received by the NEO are less than or equal to 115% of the maximum value that could be paid without triggering the excise tax, the agreements provide that the payments will be reduced to that maximum value. The amounts in the above table under Cash Severance Benefit and Insurance Continuation for Mr. Ness, Mr. Chadee and Mr. Hibbs have been reduced in accordance with this provision.

(2)

Insurance Continuation. If cash severance benefits are triggered, all severance agreements for NEOs also provide for continuation of health, dental and life insurance benefits paid by the Company for up to 18 months following the termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts disclosed in the table above represent 18 months of health, dental and life insurance benefit payments at the rates paid by the Company for each NEO as of December 31, 2013.

(3)

Stock Option Acceleration and Extension. If cash severance benefits are triggered, all severance agreements for NEOs also provide that all of the NEO’s outstanding unexercisable options will immediately become exercisable and that the standard 90-day period for exercising options following termination of employment will be extended to one year following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each NEO is set forth in the Outstanding Equity Awards table. Amounts disclosed in the table above represent the sum of (i) for each NEO’s outstanding unexercisable options, the aggregate value as of December 31, 2013 of those options assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those disclosed in the Company’s 2013 Form 10-K, plus (ii) for each NEO’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 90 days to one year, with the option values as of December 31, 2013 for the 90-day and one-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing options as disclosed in the Company’s 2013 Form 10-K.

(4)

Stock Award Acceleration. As described in footnote 2 to the Grants of Plan-Based Awards table, the Company granted performance share awards to each of the NEOs in February 2013, under which the Company’s common stock will be issued based on the Company’s performance from 2013 to 2015. Similar awards were granted in March 2012 under which the Company’s common stock will be issued based on the Company’s performance from 2012 to 2014. The award agreements provide that upon a change of control the number of shares to be issued shall equal a pro rata portion of the target number of shares based on the portion of the three-year performance cycle completed prior to the change of control. Accordingly, for the awards granted in 2012, two-thirds of the target number of shares would have been issued if a change of control had occurred on December 31, 2013 and for the awards granted in 2013, one-third of the target number would have been issued. The payment of performance share awards occurs whether or not the NEO’s employment is terminated in connection with the change of control.

As described in footnote 3 to the Grants of Plan-Based Awards table, the Company granted RSUs to each of the NEOs in February 2013, under which the Company’s common stock will be issued based on the NEOs continued employment through December 31, 2015. The award agreements provide that if a NEO becomes entitled to the severance benefits provided under the change of control agreement the RSUs shall immediately vest.

The amounts in the table above represent the value of stock awards that would have paid out on a change of control based on a stock price of $66.25 per share, which was the closing price of the Company’s common stock on the last trading day of 2013.

Other Benefits Triggered on Certain Employment Terminations

As of December 31, 2013, each NEO held options to purchase the Company’s common stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements for options issued in 2008 or earlier, upon the death, disability or retirement of the officer, unexercisable options become fully exercisable and the standard 90-day period for exercising options following termination of employment is extended to five years (2 years for the option granted to Mr. Ness in September 2008), but not beyond each option’s original 10-year term. For options granted after 2008, vesting accelerates only upon death or disability (not retirement) and the optionee has a maximum remaining term of two years following termination of employment, but not beyond each option’s original 10-year term, in which to exercise. If death or disability of a NEO had occurred on December 31, 2013, the sum of (i) for outstanding unexercisable options, the aggregate value as of December 31, 2013 of those options, assuming a two-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing options as disclosed in the Company’s 2013 Form 10-K, plus (ii) for outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 90 days to five years or two years, as applicable, with the option values as of December 31, 2013 for 90-day, two-year and five-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing options as disclosed in the Company’s 2013 Form

42	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

10-K, for each of the following NEOs was: Mr. Ness, $2,785,834; Mr. Chadee, $786,450; Mr. Harbolt, $256,514; Mr. Hibbs, $522,120; and Mr. McMillan, $268,571. Mr. Ness was the only NEO eligible for retirement (as defined in the option agreements) as of December 31, 2013. If Mr. Ness had retired on December 31, 2013, the increase in value of his outstanding exercisable options resulting from the extension of the post-termination exercise period from 90 days to five years or two years, as applicable, with the option values as of December 31, 2013 for 90-day, two-year and five-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing options as disclosed in the Company’s 2013 Form 10-K, would have been $299,718.

As described in footnote 2 to the Grants of Plan-Based Awards table, the Company granted performance share awards to the NEOs in February 2013 under which shares of the Company’s common stock will be issued based on the Company’s performance from 2013 to 2015. Similar awards were granted in March 2012 under which shares will be issued based on the Company’s performance From 2012 to 2014. The award agreements generally require the Executive Officer to be employed by the Company on the last day of the performance year to receive an award payout. However, if an officer’s employment earlier terminates as a result of death, disability or retirement, the former officer will be entitled to a pro-rated payout based on the portion of the performance period elapsed prior to employment termination. Accordingly, if any NEO had terminated employment on December 31, 2013 as a result of death, disability or retirement, the NEO would have received payouts based on 2012-2014 and 2013-2015 performance after the end of those periods based on the Company’s actual performance against the performance goals, with the payout based on 2012-2014 performance calculated using two-thirds of the target number of the performance shares and the payout based on 2013-2015 performance calculated using one-third of the target number of the performance shares. Assuming achievement of target performance levels in 2012-2014 and 2013-2015, the estimated total value of the two award payouts, based on a stock price of $66.25 per share, for each NEO would be: Mr. Ness, $2,491,994; Mr. Chadee, $668,330; Mr. Harbolt, $512,510; Mr. Hibbs, $332,244; and Mr. McMillan, $512,510.

As described in footnote 3 to the Grants of Plan-Based Awards table, the Company granted RSUs to each of the NEOs in February 2013, under which shares of the Company’s common stock will be issued based on the NEOs continued employment through December 31, 2015. Under the terms of the RSUs agreements vesting is accelerated when termination is due to death or disability. If death or disability of a NEO had occurred on December 31, 2013 the value of the payout based on a stock price of $66.25 per share for each NEO would be: Mr. Ness, $1,065,499; Mr. Chadee, $314,820; Mr. Harbolt, $217,963; Mr. Hibbs, $205,839; and Mr. McMillan, $217,963.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Directors and Executive Officers to file reports of holdings and transactions in the Company’s common stock with the Securities and Exchange Commission. Based on the Company’s records and other information, the Company believes that all applicable Section 16(a) filing requirements were met in 2013, except that, due to an administrative error, a late filing covering the grant of RSUs was made for each of the Company’s Executive Officers and the Company’s Controller at the time of the grant.

Directions to the 2014 Annual Meeting

The 2014 Annual Meeting will be held at the Hilton Portland Executive Tower, 545 SW Taylor Street, Portland, Oregon. From the Airport—take I-205 South and exit onto I-84 West. At the end of I-84 West you will reach a junction of I-5 North and South. Go south toward Salem (to your left). Immediately follow the City Center signs, which will take you across the Morrison Bridge. Head straight through the traffic light near the end of the bridge onto SW Washington Street. Take Washington 1 block and then

Notice of Annual Meeting of Shareholders and 2014 Proxy Statement	43

turn left onto 3rd Avenue. Take 3rd Avenue 4 blocks and then turn right onto SW Taylor Street. Take Taylor Street 3 blocks; the Executive Tower front doors are on the right hand side of Taylor Street.

From the North (Seattle) Southbound on I-5

Take exit 300B off of I-5 Southbound. After exiting, follow the City Center signs which will take you across the Morrison Bridge. Head straight through the traffic light near the end of the bridge onto SW Washington Street. Take Washington 1 block and then turn left onto 3rd Avenue. Take 3rd Avenue 4 blocks and then turn right onto SW Taylor St. Take Taylor Street 3 blocks; the Executive Tower front doors are on the right hand side of Taylor Street.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR 2015

In addition to the procedures set forth in the Corporate Governance section of this Proxy Statement whereby interested parties may propose director candidates for consideration by the Nominating & Corporate Governance Committee, the Company’s Bylaws provide a formalized process for the nomination of a director candidate at an annual meeting of shareholders. Shareholders who wish to do so must submit notice in writing between February 25, 2015 and March 22, 2015 addressed to Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207. The notice should include the following information about each nominee whom the shareholder proposes to nominate for election or re-election as director:

•	The name, age, business and residence addresses of the nominee.
•	The principal occupation or employment of the nominee.
•	The number of shares of the Company’s common stock beneficially owned by the nominee.
•	Any other information concerning the nominee that would be required to appear in a proxy statement for the election of such nominee under the rules of the SEC.

The nominating shareholder giving notice must also provide his or her name and record address and the number of shares of the Company’s common stock owned by the shareholder.

Under the Company’s Bylaws, shareholders who wish to present proposals for action at an annual meeting must give timely notice of the proposed business to the Company’s Corporate Secretary. To be timely, a shareholder’s notice must be received by Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207, not less than 50 days nor more than 75 days prior to that year’s annual meeting. The Company’s 2015 annual meeting is scheduled to be held on May 11, 2015. Therefore, a notice, to be timely, must be received by us between February 25, 2015 and March 22, 2015. If received after that date, the proposal, when and if raised at the 2015 annual meeting, will be subject to the discretionary vote of the proxy holder as described earlier in this material.

Please note that these rules govern raising proposals at an annual meeting. In order for a shareholder’s proposal to be considered for inclusion in the Company’s 2015 Proxy Statement, under SEC rules, the Company must have received the proposal by November 24, 2014. In order to make a proposal, the shareholder must provide the Company with a brief description of the matter to be brought before the meeting and the reasons for the proposal. In addition, the shareholder must provide his or her name and address of record, the number of shares of the Company’s common stock that the shareholder owns, and any interest that the shareholder may have in the proposal.

Holley Y. Franklin Corporate Secretary

March 24, 2014

44	Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

StanCorp
Financial Group SM
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
C123456789
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
11:59 p.m., Eastern time, on May 11, 2014.
Vote by Internet
Go to www.envisionreports.com/sfg
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
YOUR VOTE IS IMPORTANT, PLEASE VOTE TODAY.
Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote “FOR” all Nominees in Item 1 and “FOR” Items 2, 3, & 4.
This proxy, when properly executed, will be voted in the manner directed. In the absence of specific instructions, proxies will be voted “FOR” all Nominees in Item 1 and “FOR” Items 2, 3 & 4. This proxy will be voted in the discretion of the proxies as to any other matter that may properly come before the Annual Meeting of Shareholders.
1. Election of Directors:
Class III Nominees: For Against Abstain
01 - Frederick W. Buckman
2. Ratify the Appointment of the Independent Registered Public Accounting Firm.
For Against Abstain
02 - J. Greg Ness
3. Amend the Articles of Incorporation to Declassify the Board of Directors.
03 - Mary F. Sammons
4. Advisory Approval of Executive Compensation.
Class I Nominees:
For Against Abstain
04 - Timothy A. Holt
05 - Kevin M. Murai
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
C 1234567890 J N T
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1 U P X 1 8 7 5 5 7 1
01S18D

Attention Internet Users!
You can now access your stockholder information on the following secure Internet site: www.computershare.com/investor
Step 1: Register (1st time users only) Step 3: View your account details and perform multiple transactions, such as:
Step 2: Log In (Returning Users)
Enter your User I.D. and Password, and click the Login button.
View account balances
View transaction history
View payment history
View stock quotes
Change your address
View electronic stockholder communications
Buy or sell shares
Check replacements
If you are not an Internet user and wish to contact StanCorp Financial Group, Inc. you may use one of the following methods:
Call: 1.800.303.3963 Write: StanCorp Financial Group, Inc., c/o Computershare, P.O. Box 43006, Providence, RI 02940
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — StanCorp Financial Group, Inc.
THIS PROXY IS SOLICITED ON
BEHALF OF THE BOARD OF DIRECTORS OF
STANCORP FINANCIAL GROUP, INC.
The undersigned hereby appoints J. Greg Ness and Holley Y. Franklin as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of StanCorp Financial Group, Inc. (“Company”) held in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 12, 2014 or any adjournment thereof. If this card is returned signed but without a clear voting designation, the proxies will vote in accordance with the Board of Directors recommendations.
401(k) Plan Participants. If the undersigned is a participant in the Company’s 401(k) Plan and has an account in the Company Stock Fund under the Plan, the Trustees holding the assets of the Plan have agreed to vote the number of full and fractional shares equal to the undersigned’s pro-rata share of the Company stock held in the Company Stock Fund on the record date in accordance with the instructions of the undersigned. The undersigned hereby directs the Trustees to vote all such shares as indicated on the reverse side of the card. If the card is signed and returned without specific instructions for voting, the shares will be voted by the Trustees in accordance with the recommendations of the Board of Directors.
(CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE.)
C Non-Voting Items
Change of Address — Please print your new address below.
Comments — Please print your comments below.
Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.